EXHIBIT 99.1

PART II

Item 8.	Financial Statements and Supplementary Data.

AK Steel Holding Corporation and Subsidiaries

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MANAGEMENT’S RESPONSIBILITY FOR CONSOLIDATED FINANCIAL STATEMENTS

The Company prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America.  These principles permit choices among alternatives and require numerous estimates of financial matters.  The Company believes the accounting principles chosen are appropriate under the circumstances, and that the estimates, judgments and assumptions involved in its financial reporting are reasonable.

The Company’s Management is responsible for the integrity and objectivity of the financial information presented in its consolidated financial statements.  It maintains a system of internal accounting controls designed to provide reasonable assurance that Company employees comply with stated policies and procedures, that the Company’s assets are safeguarded and that its financial reports are fairly presented.  On a regular basis, the Company’s financial Management discusses internal accounting controls and financial reporting matters with its independent registered public accounting firm and its Audit Committee, composed solely of independent outside directors.  The independent registered public accounting firm and the Audit Committee also meet privately to discuss and assess the Company’s accounting controls and financial reporting.

Dated:	February 21, 2014	/s/ James L. Wainscott
James L. Wainscott
Chairman of the Board, President and Chief Executive Officer

Dated:	February 21, 2014	/s/ Roger K. Newport
Roger K. Newport
Vice President, Finance and Chief Financial Officer

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REPORT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
AK Steel Holding Corporation
West Chester, Ohio

We have audited the accompanying consolidated balance sheet of AK Steel Holding Corporation (the “Company”) as of December 31, 2013, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity (deficit), and cash flows for the year then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AK Steel Holding Corporation at December 31, 2013, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with U. S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), AK Steel Holding Corporation’s internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 framework) and our report dated February 21, 2014 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

Cincinnati, Ohio
February 21, 2014, except for Note 19, as to which the date is May 9, 2014

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
AK Steel Holding Corporation
West Chester, Ohio

We have audited the accompanying consolidated balance sheet of AK Steel Holding Corporation and subsidiaries (the “Company”) as of December 31, 2012, and the related consolidated statements of operations, comprehensive income (loss), cash flows, and stockholders’ equity (deficit) for each of the two years in the period ended December 31, 2012.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of AK Steel Holding Corporation and subsidiaries at December 31, 2012, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio
February 28, 2013, except for Note 3 and Note 19, as to which the dates are February 21, 2014 and May 9, 2014, respectively

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AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2013, 2012 and 2011
(dollars in millions, except per share data)
	2013	2012	2011

Net sales	$5,570.4	$5,933.7	$6,468.0

Cost of products sold (exclusive of items shown separately below)	5,107.8	5,539.1	6,036.8
Selling and administrative expenses (exclusive of items shown separately below)	205.3	208.7	215.4
Depreciation	190.1	192.0	185.0
Pension and OPEB expense (income) (exclusive of corridor charges shown below)	(68.6)	(35.3)	(36.0)
Pension corridor charges	—	157.3	268.1

Total operating costs	5,434.6	6,061.8	6,669.3

Operating profit (loss)	135.8	(128.1)	(201.3)

Interest expense	127.4	86.7	47.5
Other income (expense)	(1.4)	6.2	(5.3)

Income (loss) before income taxes	7.0	(208.6)	(254.1)

Income tax expense (benefit)	(10.4)	790.0	(94.0)

Net income (loss)	17.4	(998.6)	(160.1)
Less: Net income (loss) attributable to noncontrolling interests	64.2	28.7	(4.5)

Net income (loss) attributable to AK Steel Holding Corporation	$(46.8)	$(1,027.3)	$(155.6)

Basic and diluted earnings per share:
Net income (loss) attributable to AK Steel Holding Corporation common stockholders	$(0.34)	$(9.06)	$(1.41)

See notes to consolidated financial statements.

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AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
Years Ended December 31, 2013, 2012 and 2011
(dollars in millions)
	2013	2012	2011
Net income (loss)	$17.4	$(998.6)	$(160.1)
Other comprehensive income (loss), before tax:
Foreign currency translation gain (loss)	1.2	0.7	(0.7)
Cash flow hedges:
Gains (losses) arising in period	3.5	6.3	(21.0)
Reclassification of losses (gains) to net income (loss)	(25.2)	36.3	4.0
Unrealized holding gains (losses) on securities:
Unrealized holding gains (losses) arising in period	0.2	0.9	(0.5)
Pension and OPEB plans:
Prior service credit (cost) arising in period	(6.1)	83.9	(20.6)
Gains (losses) arising in period	422.3	(240.4)	(319.4)
Reclassification of prior service cost (credits) included in net income (loss)	(76.2)	(71.1)	(58.5)
Reclassification of losses (gains) included in net income (loss)	25.3	181.8	272.0
Other comprehensive income (loss), before tax	345.0	(1.6)	(144.7)
Income tax expense (benefit) related to items of other comprehensive income (loss)	22.7	—	(54.8)
Other comprehensive income (loss)	322.3	(1.6)	(89.9)
Comprehensive income (loss)	339.7	(1,000.2)	(250.0)
Less: Comprehensive income (loss) attributable to noncontrolling interests	64.2	28.7	(4.5)
Comprehensive income (loss) attributable to AK Steel Holding Corporation	$275.5	$(1,028.9)	$(245.5)

See notes to consolidated financial statements.

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AK STEEL HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
December 31, 2013 and 2012
(dollars in millions, except per share data)
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$45.3	$227.0
Accounts receivable, net	525.2	473.9
Inventory, net	586.6	609.2
Deferred tax assets, current	69.6	73.2
Other current assets	46.5	59.4
Total current assets	1,273.2	1,442.7
Property, plant and equipment	5,871.9	5,943.9
Accumulated depreciation	(3,991.8)	(3,931.6)
Property, plant and equipment, net	1,880.1	2,012.3
Other non-current assets:
Investment in Magnetation LLC	187.8	150.0
Other non-current assets	264.6	298.1
TOTAL ASSETS	$3,605.7	$3,903.1
LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$601.8	$538.3
Accrued liabilities	142.9	164.8
Current portion of long-term debt	0.8	0.7
Current portion of pension and other postretirement benefit obligations	85.9	108.6
Total current liabilities	831.4	812.4
Non-current liabilities:
Long-term debt	1,506.2	1,411.2
Pension and other postretirement benefit obligations	965.4	1,661.7
Other non-current liabilities	110.0	108.8
TOTAL LIABILITIES	3,413.0	3,994.1
Equity (deficit):
Common stock, authorized 200,000,000 shares of $.01 par value each; issued 149,691,388 and 149,094,571 shares in 2013 and 2012; outstanding 136,380,078 and 135,944,172 shares in 2013 and 2012	1.5	1.5
Additional paid-in capital	2,079.2	2,069.7
Treasury stock, common shares at cost, 13,311,310 and 13,150,399 shares in 2013 and 2012	(174.0)	(173.3)
Accumulated deficit	(2,451.1)	(2,404.3)
Accumulated other comprehensive income	323.4	1.1
Total stockholders’ equity (deficit)	(221.0)	(505.3)
Noncontrolling interests	413.7	414.3
TOTAL EQUITY (DEFICIT)	192.7	(91.0)
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$3,605.7	$3,903.1

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The Consolidated Balance Sheets as of December 31, 2013 and 2012, include the following amounts related to consolidated variable interest entities, prior to intercompany eliminations. See Note 14 for more information concerning variable interest entities.

	2013	2012
SunCoke Middletown
Cash and cash equivalents	$14.2	$—
Accounts receivable, net	—	1.0
Inventory, net	22.1	28.3
Property, plant and equipment	418.5	414.5
Accumulated depreciation	(29.0)	(15.0)
Accounts payable	13.3	15.4
Other assets (liabilities), net	(0.7)	(1.2)
Noncontrolling interests	411.8	412.2

Other variable interest entities
Cash and cash equivalents	$1.0	$1.2
Property, plant and equipment	11.5	11.4
Accumulated depreciation	(9.2)	(8.9)
Other assets (liabilities), net	0.6	0.6
Noncontrolling interests	1.9	2.1

See notes to consolidated financial statements.

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AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2013, 2012 and 2011
(dollars in millions)
	2013	2012	2011
Cash flows from operating activities:
Net income (loss)	$17.4	$(998.6)	$(160.1)
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Depreciation	176.1	178.4	183.6
Depreciation—SunCoke Middletown	14.0	13.6	1.4
Amortization	19.1	17.0	15.5
Deferred income taxes	(7.3)	771.2	(92.7)
Income taxes of noncontrolling interests	—	17.6	(2.8)
Contributions to pension trust	(181.1)	(170.2)	(170.0)
Pension and OPEB expense (income)	(68.6)	(35.3)	(36.0)
Pension corridor charges	—	157.3	268.1
Contributions to retirees VEBAs	(30.8)	(31.7)	(87.6)
Other operating items, net	9.4	(1.9)	9.0
Changes in assets and liabilities:
Accounts receivable	(51.1)	94.2	(81.3)
Accounts receivable—SunCoke Middletown	1.0	0.3	0.5
Inventories	16.4	(182.8)	55.1
Inventories—SunCoke Middletown	6.2	(4.5)	(23.8)
Accounts payable and other current liabilities	48.7	(20.6)	35.8
Accounts payable and other current liabilities—SunCoke Middletown	(2.0)	(0.2)	14.0
Other assets	(4.7)	(4.2)	(13.1)
Pension obligations	(10.0)	(6.7)	(3.2)
Postretirement benefit obligations	(63.4)	(64.1)	(75.5)
Other liabilities	0.5	0.4	(17.4)
Net cash flows from operating activities	(110.2)	(270.8)	(180.5)

Cash flows from investing activities:
Capital investments	(60.0)	(45.5)	(101.1)
Capital investments—SunCoke Middletown	(3.6)	(18.6)	(195.0)
Investments in acquired businesses	(50.0)	(60.6)	(125.4)
Other investing items, net	15.1	6.1	1.3
Net cash flows from investing activities	(98.5)	(118.6)	(420.2)

Cash flows from financing activities:
Net borrowings (repayments) under credit facility	90.0	(250.0)	250.0
Proceeds from issuance of long-term debt	31.9	873.3	—
Redemption of long-term debt	(27.4)	(74.0)	(0.7)
Proceeds from issuance of common stock	—	96.4	—
Debt issuance costs	(3.4)	(22.3)	(10.1)
Common stock dividends paid	—	(11.0)	(22.0)
SunCoke Middletown advances from (distributions to) noncontrolling interest owners	(64.8)	(36.6)	210.7
Other financing items, net	0.7	(1.4)	(2.0)
Net cash flows from financing activities	27.0	574.4	425.9

Net increase (decrease) in cash and cash equivalents	(181.7)	185.0	(174.8)
Cash and cash equivalents, beginning of year	227.0	42.0	216.8
Cash and cash equivalents, end of year	$45.3	$227.0	$42.0

See notes to consolidated financial statements.

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AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
Years Ended December 31, 2013, 2012 and 2011
(dollars in millions)
	Common Stock	Addi- tional Paid-In- Capital	Treasury Stock	Accum- ulated Deficit	Accum- ulated Other Compre- hensive Income	Noncon- trolling Interests	Total
December 31, 2010	$1.2	$1,909.4	$(170.1)	$(1,188.4)	$92.6	$(3.6)	$641.1
Net income (loss)				(155.6)		(4.5)	(160.1)
Share-based compensation		14.9					14.9
Stock options exercised		0.2					0.2
Tax provision from share-based compensation		(2.3)					(2.3)
Purchase of treasury stock			(1.5)				(1.5)
Change in accumulated other comprehensive income					(89.9)		(89.9)
Common stock dividends				(22.0)			(22.0)
Net distributions to noncontrolling interests						(3.2)	(3.2)
December 31, 2011	$1.2	$1,922.2	$(171.6)	$(1,366.0)	$2.7	$(11.3)	$377.2

Net income (loss)				(1,027.3)		28.7	(998.6)
Issuance of common stock	0.3	96.1					96.4
Issuance of exchangeable debt		37.3					37.3
Share-based compensation		14.6					14.6
Tax provision from share-based compensation		(0.5)					(0.5)
Purchase of treasury stock			(1.7)				(1.7)
Change in accumulated other comprehensive income					(1.6)		(1.6)
Common stock dividends				(11.0)			(11.0)
Increase in noncontrolling interest as a result of SunCoke financing activities						416.1	416.1
Net distributions to noncontrolling interests						(36.8)	(36.8)
Income tax payable assumed by noncontrolling interests						17.6	17.6
December 31, 2012	$1.5	$2,069.7	$(173.3)	$(2,404.3)	$1.1	$414.3	$(91.0)

Net income (loss)				(46.8)		64.2	17.4
Share-based compensation		9.5					9.5
Purchase of treasury stock			(0.7)				(0.7)
Change in accumulated other comprehensive income					322.3		322.3
Net distributions to noncontrolling interests						(64.8)	(64.8)
December 31, 2013	$1.5	$2,079.2	$(174.0)	$(2,451.1)	$323.4	$413.7	$192.7

See notes to consolidated financial statements.

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AK STEEL HOLDING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share amounts or as otherwise specifically noted)

NOTE 1 - Summary of Significant Accounting Policies

Basis of Presentation: These financial statements consolidate the operations and accounts of AK Steel Holding Corporation (“AK Holding”), its wholly-owned subsidiary AK Steel Corporation (“AK Steel,” and together with AK Holding, the “Company”), all subsidiaries in which the Company has a controlling interest, and two variable interest entities for which the Company is the primary beneficiary.  The Company also operates European trading companies that buy and sell steel and steel products and other materials. The Company manages its operations on a consolidated, integrated basis in order to utilize the most appropriate equipment and facilities for the production of a product, regardless of product line, and concludes that it operates in a single business segment. All intercompany transactions and balances have been eliminated.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions that affect the amounts reported.  These estimates are based on historical experience and information that is available to management about current events and actions the Company may take in the future.  Significant items subject to estimates and assumptions include the carrying value of long-lived assets, including goodwill; valuation allowances for receivables, inventories and deferred income tax assets; legal and environmental liabilities; workers compensation and asbestos liabilities; share-based compensation; investment in AFSG Holdings, Inc.; excess cost of operations; and assets and obligations related to employee benefit plans.  There can be no assurance that actual results will not differ from these estimates.

Revenue Recognition: Revenue from sales of products is recognized at the time that title and the risks and rewards of ownership pass, which can be on the date of shipment or the date of receipt by the customer depending on when the terms of customers’ arrangements are met, the sales price is fixed or determinable, and collection is reasonably assured. Revenue is not recognized for sales taxes collected from customers; rather these taxes are recorded on a net basis in the Consolidated Statements of Operations.

Cost of Products Sold: Cost of products sold consists primarily of raw materials, energy costs, supplies consumed in the manufacturing process, manufacturing labor, contract labor and direct overhead expense necessary to manufacture the finished steel product, as well as distribution and warehousing costs.  The Company’s share of the income (loss) of investments in associated companies accounted for under the equity method are included in costs of products sold since these operations are integrated with the Company’s overall steelmaking operations, except for its share of the income (loss) of Magnetation LLC that is included in other income (expense).

Share-Based Compensation: Compensation costs related to all stock awards granted under the Company’s Stock Incentive Plan are charged against operations during their vesting period using the straight-line method.

Legal Fees: Legal fees associated with litigation and similar proceedings that are not expected to provide a benefit in future periods are generally expensed as incurred. Legal fees associated with activities that are expected to provide a benefit in future periods, such as costs associated with the issuance of debt, are generally capitalized as incurred in the Consolidated Balance Sheets.

Income Taxes: The Company records interest and penalties related to uncertain tax positions as a component of income tax expense. Deferred tax assets do not include certain amounts that arise from tax deductions related to share-based compensation in excess of compensation recognized for financial reporting when net operating loss carryforwards are created.  The Company uses tax law ordering for purposes of determining when excess tax benefits have been realized.

Earnings per Share: Earnings per share is calculated using the “two-class” method. Under the “two-class” method, undistributed earnings are allocated to both common shares and participating securities. The sum of distributed earnings to common stockholders and undistributed earnings allocated to common stockholders is divided by the weighted-average number of common shares outstanding during the period. The restricted stock granted by AK Holding is entitled to dividends prior to vesting and meets the criteria of a participating security.

Cash Equivalents: Cash equivalents include short-term, highly-liquid investments that are readily convertible to known amounts of cash and are of an original maturity of three months or less.

Inventories: Inventories are valued at the lower of cost or market. The cost of the majority of inventories is measured on the last-in, first-out (LIFO) method. Other inventories are measured principally at average cost and consist mostly of foreign inventories and certain raw materials.

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Property, Plant and Equipment: Plant and equipment are depreciated under the straight-line method over their estimated lives.  Estimated lives are as follows: land improvements over 20 years, leaseholds over the life of the lease, buildings over 40 years and machinery and equipment over 2 to 20 years.  The estimated weighted-average life of the Company’s machinery and equipment is 19.1 years at the end of the current year.  Costs incurred to develop coal mines are capitalized. Depletion of coal reserves and mine development costs are computed using the units-of-production method utilizing only proven and probable reserves in the depletion base. The Company expenses costs associated with major maintenance activities at its operating facilities in the period in which they occur.

The Company reviews the carrying value of long-lived assets to be held and used and long-lived assets to be disposed of when events and circumstances warrant such a review.  If the carrying value of a long-lived asset exceeds its fair value an impairment has occurred and a loss is recognized based on the amount by which the carrying value exceeds the fair value, less cost to dispose, for assets to be sold or abandoned.  Fair value is determined using quoted market prices, estimates based on prices of similar assets or anticipated cash flows discounted at a rate commensurate with risk.

Investments: The Company has investments in associated companies that are accounted for under the equity method.  Each of these investments is subject to a review for impairment when circumstances indicate that a loss in value below its carrying amount is other than temporary.  No impairment was recorded in 2013, 2012 or 2011.

The Company’s investment in AFSG Holdings, Inc., an indirect wholly-owned subsidiary of the Company, represents the carrying value of its discontinued insurance and finance leasing businesses, which have been largely liquidated.  The activities of the remaining operating companies are being “run off” and the companies are accounted for as a discontinued operation.  The Company is under no obligation to support the operations or liabilities of these companies.

Goodwill: Goodwill relates primarily to the Company’s tubular business. Goodwill is reviewed for potential impairment at least annually on October 1 each year and whenever events or circumstances make it more likely than not that impairment may have occurred.  Considering operating results and the estimated fair value of the business, the most recent annual goodwill impairment test indicated that the fair value of the Company’s reporting unit with goodwill was in excess of its carrying value. No goodwill impairment was recorded as a result of the 2013, 2012 and 2011 annual reviews.

Pension and Other Postretirement Benefits: The Company recognizes in operations, as of the measurement date, any unrecognized actuarial net gains or losses that exceed 10% of the larger of the projected benefit obligations or the plan assets, defined as the “corridor”.  Amounts inside the corridor are amortized over the plan participants’ life expectancy. The Company determines the expected return on assets using the fair value of plan assets.

Concentrations of Credit Risk: The Company is primarily a producer of carbon, stainless and electrical steels and steel products, which are sold to a number of markets, including automotive, industrial machinery and equipment, construction, power distribution and appliances.  The following presents net sales by product line:

	2013	2012	2011
Stainless and electrical	$1,705.3	$1,898.9	$2,188.9
Carbon	3,643.4	3,789.6	4,009.5
Tubular	220.7	243.6	247.7
Other	1.0	1.6	21.9
Total	$5,570.4	$5,933.7	$6,468.0

The following sets forth the percentage of the Company’s net sales attributable to various markets:

	2013	2012	2011
Automotive	51%	45%	36%
Infrastructure and Manufacturing	20%	23%	24%
Distributors and Converters	29%	32%	40%

The Company sells domestically to customers primarily in the Midwestern and Eastern United States and to foreign customers, primarily in Canada, Mexico and Western Europe.  Net sales to customers located outside the United States totaled $708.0, $856.7 and $946.4 for 2013, 2012 and 2011, respectively. No customer accounted for more than 10% of net sales of the Company during 2013, 2012 and 2011.

Approximately 41% and 43% of accounts receivable outstanding at December 31, 2013 and 2012, respectively, are due from businesses associated with the U.S. automotive industry.  Except in a few situations where the risk warrants it, collateral is not required on accounts receivable.  While the Company believes its recorded accounts receivable will be collected, in the event of default the Company would

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follow normal collection procedures. The Company maintains an allowance for doubtful accounts for the loss that would be incurred if a customer is unable to pay amounts due to the Company.  The Company determines this allowance based on various factors, including the customer’s financial condition and changes in customer payment patterns. The Company writes off accounts receivable against the allowance for doubtful accounts when it is remote that collection will occur.

Union Contracts: At December 31, 2013, the Company employed approximately 6,400 employees, of which approximately 4,700 are represented by labor unions under various contracts that expire between 2014 and 2017.  An agreement with the United Steelworkers, Local 169, which represents approximately 280 employees at the Company’s Mansfield Works, is scheduled to expire on March 31, 2014. An agreement with the International Association of Machinists and Aerospace Workers, Local 1943, which represents approximately 1,650 employees at the Company’s Middletown Works, is scheduled to expire on September 15, 2014.

Financial Instruments: Investments in debt securities are classified as held-to-maturity because the Company has the positive intent and ability to hold the securities to maturity.  Held-to-maturity securities are stated at amortized cost, adjusted for amortization of premiums and accretion of discounts to maturity.  Investments in equity securities are classified as available-for-sale.  Available-for-sale securities are carried at fair value, with unrealized gains and losses, net of tax, reported in other comprehensive income.  Realized gains and losses on sales of available-for-sale securities are computed based upon initial cost adjusted for any other than temporary declines in fair value.  The Company has no investments that are considered to be trading securities. Debt and equity securities are subject to a review for impairment when circumstances indicate that a loss in value is other than temporary.

The Company is a party to derivative instruments that are designated and qualify as hedges for accounting purposes.  The Company may also enter into derivative instruments to which it does not apply hedge accounting treatment.  The Company’s objective in using these instruments is to protect its earnings and cash flows from fluctuations in the fair value of selected commodities and currencies.

The Company’s income and cash flows may be affected by fluctuations in the price of certain commodities used in its production processes and in the selling price of certain commodity steel (hot roll carbon steel coils).  The Company has implemented raw material and energy surcharges for its spot market customers and some of its contract customers.  For certain commodities where such exposure exists, the Company may use cash-settled commodity price swaps, collars and purchase options, with a duration of up to three years, to hedge the price of a portion of its natural gas, iron ore, electricity, aluminum, zinc and nickel requirements or the selling price of hot roll carbon steel coils.  The Company may designate some of these instruments as cash flow hedges and the effective portion of the changes in their fair value and settlements are recorded in accumulated other comprehensive income.  Gains and losses are subsequently reclassified from accumulated other comprehensive income and recorded in cost of products sold or net sales in the same period as the earnings recognition of the associated underlying transaction.  Other instruments are marked to market and recorded in cost of products sold or net sales with the offset recorded as current assets or accrued liabilities.

In addition, the Company is subject to risks associated with exchange rate fluctuations on monies received from its European subsidiaries and other customers invoiced in European currencies.  In order to mitigate this risk, the Company has entered into a series of agreements for the forward sale of euros at fixed dollar rates.  The forward contracts are entered into with durations of up to eighteen months.  A typical contract is used as a cash flow hedge for the period from when an order is taken to when a sale is recognized, at which time it converts into a fair value hedge of a euro-denominated receivable.  The Company does not classify these derivatives as hedges for accounting purposes and the hedges are marked to market on a quarterly basis with the expense or income recognized in other income (expense).

The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategies for undertaking various hedge transactions.  In this documentation, the Company specifically identifies the asset, liability, firm commitment or forecasted transaction that has been designated as a hedged item, and states how the hedging instrument is expected to hedge the risks related to that item.  The Company formally measures effectiveness of its hedging relationships both at the hedge inception and on an ongoing basis.  The Company discontinues hedge accounting prospectively when it determines that the derivative is no longer effective in offsetting changes in the fair value or cash flows of a hedged item; when the derivative expires or is sold, terminated or exercised; when it is probable that the forecasted transaction will not occur; when a hedged firm commitment no longer meets the definition of a firm commitment; or when the Company determines that designation of the derivative as a hedge instrument is no longer appropriate.

Asbestos and Environmental Accruals: The Company is, and has been for a number of years, in the process of remediating sites where hazardous material may have been released, including sites no longer owned by the Company.  In addition, a number of lawsuits alleging asbestos exposure have been filed and continue to be filed against the Company.  The Company has established accruals for estimated probable costs related to asbestos claim settlements and environmental investigation, monitoring and remediation.  If the accruals are not adequate to meet future claims, operating results and cash flows may be negatively affected.  The accruals do not consider the potential for insurance recoveries, for which the Company has partial insurance coverage for some future asbestos claims.  In addition, some existing insurance policies covering asbestos and environmental contingencies may serve to partially mitigate future covered expenditures.

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New Accounting Pronouncements: No new accounting pronouncement issued or effective during the 2013 fiscal year has had or is expected to have a material effect on the Company’s consolidated financial statements.

NOTE 2 - Supplementary Financial Statement Information

Research and Development Costs

The Company conducts a broad range of research and development activities aimed at improving existing products and manufacturing processes and developing new products and processes.  Research and development costs, which are recorded as expense when incurred, totaled $13.2, $12.5 and $13.2 in 2013, 2012 and 2011, respectively.

Allowance for Doubtful Accounts

The following shows changes in the allowance for doubtful accounts for the years ended December 31, 2013, 2012 and 2011:

	2013	2012	2011
Balance at beginning of year	$9.1	$11.9	$13.1
Increase (decrease) in allowance	(0.4)	(2.7)	(1.1)
Receivables written off	(0.6)	(0.1)	(0.1)
Balance at end of year	$8.1	$9.1	$11.9

Inventory, net

Inventories as of December 31, 2013 and 2012, consist of:

	2013	2012
Finished and semi-finished	$722.2	$728.5
Raw materials	260.9	315.7
Total cost	983.1	1,044.2
Adjustment to state inventories at LIFO value	(396.5)	(435.0)
Inventory, net	$586.6	$609.2

During 2013, 2012 and 2011, liquidation of LIFO layers generated income of $11.9, $0.9 and $109.9, respectively. The following shows changes in the LIFO reserve for the years ended December 31, 2013, 2012 and 2011:

	2013	2012	2011
Balance at beginning of year	$435.0	$524.0	$514.2
Change in reserve	(38.5)	(89.0)	9.8
Balance at end of year	$396.5	$435.0	$524.0

Property, Plant and Equipment

The Company’s property, plant and equipment balances as of December 31, 2013 and 2012 are as follows:

	2013	2012
Land, land improvements and leaseholds	$249.5	$239.8
Buildings	403.7	428.3
Machinery and equipment	5,178.0	5,224.4
Construction in progress	40.7	51.4
Total	5,871.9	5,943.9
Less accumulated depreciation	(3,991.8)	(3,931.6)
Property, plant and equipment, net	$1,880.1	$2,012.3

The amount of interest on capital projects capitalized in 2013, 2012 and 2011 was $2.7, $2.5 and $6.7, respectively. The Company had asset retirement obligations of $5.6 and $5.4 at December 31, 2013 and 2012, respectively.

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Other Non-current Assets

Other non-current assets as of December 31, 2013 and 2012, consist of:

	2013	2012
Investment in AFSG Holdings, Inc.	$55.6	$55.6
Goodwill	37.1	37.1
Deferred tax assets, non-current	76.6	88.2
Other	95.3	117.2
Other non-current assets	$264.6	$298.1

NOTE 3 - Investments in Equity Investees

The Company has investments in several businesses accounted for using the equity method of accounting. These investees are Combined Metals of Chicago, LLC (“Combined Metals”), Magnetation LLC (“Magnetation”) and Rockport Roll Shop LLC (“Rockport Roll Shop”), of which the Company has equity ownership of 40%, 49.9% and 50%, respectively. Cost of products sold includes the Company’s share of income from Combined Metals and Rockport Roll Shop of $8.1, $7.4 and $8.4 in 2013, 2012 and 2011, respectively. Included in other income (expense) was the Company’s share of income (loss) related to Magnetation of $(4.9) and $7.7 for 2013 and 2012, respectively.

Summarized financial statement data for all investees is presented below. The Company is required to report this information for 2013 as a result of the comparative results of the investees to the Company. Although not previously required, prior period amounts have been disclosed for comparison.

	2013	2012	2011
Revenue	$293.9	$297.9	$237.5
Gross profit	103.7	92.6	63.2
Net income	20.1	40.8	20.2

	2013	2012
Current assets	$279.9	$97.8
Noncurrent assets	440.4	205.5
Current liabilities	58.5	23.9
Noncurrent liabilities	397.4	52.2

The Company regularly transacts business with Combined Metals and Rockport Roll Shop.  The following relates to the Company’s transactions with these equity investees for the years indicated:

	2013	2012	2011
Sales to equity investees	$71.6	$60.4	$52.8
Purchases from equity investees	12.5	11.8	12.4

The following is the Company’s outstanding receivables and payables with the above equity investees as of the end of the year indicated:

	2013	2012
Accounts receivable from equity investees	$4.0	$2.3
Accounts payable to equity investees	0.9	1.1
Notes receivable from equity investees	—	7.6

Magnetation

Magnetation utilizes advanced magnetic separation technology to recover iron ore from existing stockpiles of previously-mined material, such as tailings basins. Magnetation controls substantial volumes of these existing stockpiles, as well as other resources with significant amounts of iron content that could allow it to eventually recover iron ore from traditional mining operations. Traditional mining operations are not currently anticipated to be necessary for the foreseeable future, depending upon factors such as the recovery yield of Magnetation’s concentrate plants and future acquisitions of additional tailings basins and other iron-bearing resources. Through a pellet purchase

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agreement, AK Steel will have the right to purchase all of the pellets produced by Magnetations’s iron ore pelletizing plant when construction is completed, currently expected to occur in the fourth quarter of 2014 or sooner.

AK Steel has committed to an investment of capital in Magnetation totaling $297.5. AK Steel has contributed a total of $197.5 for its interest in Magnetation through December 31, 2013 and the remaining $100.0 of contributions are anticipated to occur through late 2014 with the timing to be determined based on liquidity needs of Magnetation. AK Steel has no legal or contractual obligation to provide further financing to Magnetation beyond the amount mentioned above. The Company accounts for its investment under the equity method of accounting. As of December 31, 2013, the Company’s carrying cost of the investment exceeded its share of the underlying equity in net assets of Magnetation, recorded using historical carrying amounts, by $96.5. This difference is being amortized through equity in earnings and its amortization is included in the Company’s share of income (loss) amounts above.

Subsequent to December 31, 2013, a wholly-owned subsidiary of the Company entered an operating lease to lease 675 rail cars to transport iron ore pellets from Magnetation’s Reynolds, Indiana pellet plant to the Company’s Middletown Works and Ashland Works blast furnaces. In connection with the transaction, AK Steel executed a guarantee of its subsidiary’s obligations under the lease agreement. The Company will make annual lease payments of $4.3 under the fifteen-year lease agreement.

NOTE 4 - Income Taxes

The Company and its subsidiaries file a consolidated federal income tax return.  This return includes all domestic companies owned 80% or more by the Company and the proportionate share of the Company’s interest in equity method investments.  State tax returns are filed on a consolidated, combined or separate basis depending on the applicable laws relating to the Company and its domestic subsidiaries.

Components of income (loss) before income taxes are as follows:

	2013	2012	2011
United States	$(61.1)	$(261.2)	$(252.5)
Foreign	3.9	6.3	5.7
Noncontrolling interests	64.2	46.3	(7.3)
Income (loss) before income taxes	$7.0	$(208.6)	$(254.1)

Significant components of the Company’s deferred tax assets and liabilities at December 31, 2013 and 2012 are as follows:

	2013	2012
Deferred tax assets:
Net operating loss and tax credit carryforwards	$663.5	$625.0
Postretirement benefits	185.0	231.6
Pension benefits	216.6	374.0
Inventories	118.8	116.7
Other assets	96.3	94.4
Valuation allowance	(764.1)	(873.1)
Total deferred tax assets	516.1	568.6
Deferred tax liabilities:
Depreciable assets	(333.1)	(357.7)
Other liabilities	(36.8)	(49.5)
Total deferred tax liabilities	(369.9)	(407.2)
Net deferred tax assets	$146.2	$161.4

The Company regularly evaluates the need for a valuation allowance for deferred tax assets by assessing whether it is more likely than not that it will realize the deferred tax assets in the future. A valuation allowance assessment is performed each reporting period, with any additions or adjustments reflected in earnings in the period of assessment. In assessing the need for a valuation allowance, the Company has considered both positive and negative evidence related to the likelihood of realization of the deferred tax assets for each jurisdiction. The Company considered negative evidence, including a cumulative loss in recent periods and the effects of increased competition in the markets served by the Company, on its ability to generate future taxable income. That included increased competition in North America as a result of new or expanded production capacity added by domestic competitors of the Company, as well as increased imports from foreign producers. In general, the existence of cumulative losses in recent periods was deemed to be significant objective negative evidence. Other factors considered by the Company include:

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•	The Company’s historical operating results, including the lack of prior expired federal loss carryforwards during the Company’s prior business cycles

•	Lengthy loss carryforward periods

◦	Federal net operating loss carryforwards do not begin to expire until 2023 and substantial amounts of those loss carryforwards had most of their carryforward period remaining before expiration

◦
Temporary differences other than loss carryforwards will have a 20-year carryforward period for federal purposes from the year of deduction on the tax return if the Company is in a loss carryforward position at that time; otherwise they will reduce taxable earnings in the year of deduction

•	Timing of future reversals of existing taxable temporary differences

•	An uncertain U.S. economic environment with uneven recovery across industry markets

•	Greater widespread uncertainty and deterioration in the economies of Western Europe

•	The effects of a slowdown in the Chinese economy, including increases in exports of some categories of Chinese steel to the United States

As of December 31, 2013 and 2012, the Company concluded that the negative evidence outweighed the positive evidence and recorded a valuation allowance for a significant portion of its deferred tax assets. In accordance with applicable accounting standards, the Company is unable to use future income projections to support the realization of the deferred tax assets as a consequence of the above conclusions. However, in determining the appropriate amount of the valuation allowance, the Company considered the timing of future reversal of its taxable temporary differences and available tax strategies that, if implemented, would result in realization of deferred tax assets. The Company identified the potential change from the LIFO inventory accounting method as such a tax-planning strategy. The Company believes that this strategy is prudent and feasible in order to prevent certain federal and state tax loss carryforwards from expiring unused. In addition, the Company believes that the future reversal of its deferred tax liabilities serves as a source of taxable income supporting realization of a portion of its federal and state deferred tax assets. This accounting treatment has no effect on the ability of the Company to use the loss carryforwards and tax credits in the future to reduce cash tax payments. Federal net operating loss carryforwards do not begin to expire until 2023 and substantial amounts of those loss carryforwards have most of their 20-year life remaining before expiration.

The following reflects changes in the valuation allowance for the years ended December 31, 2013, 2012 and 2011:

	2013	2012	2011
Balance at beginning of year	$873.1	$22.3	$21.6
Change in valuation allowance:
Included in income tax expense (benefit)	21.9	865.5	0.7
Change in deferred assets related to other comprehensive income	(130.9)	—	—
Included in stockholders’ equity related to issuance of exchangeable debt	—	(14.7)	—
Balance at end of year	$764.1	$873.1	$22.3

The Company recorded a non-cash charge of $735.2 in the year ended December 31, 2012, for an adjustment of the valuation allowance because of the change in judgment about the realizability of the deferred tax assets during that year.

At December 31, 2013, the Company had $1,826.3 in federal regular net operating loss carryforwards and $2,207.0 in federal alternative minimum tax (“AMT”) net operating loss carryforwards, which will expire between 2023 and 2033.  At December 31, 2013, the Company had unused AMT credit carryforwards of $20.1 and research and development (“R&D”) credit carryforwards of $1.2. The loss and credit carryforwards may be used to offset future regular and AMT income tax liabilities.  The unused AMT credits can be carried forward indefinitely and the R&D credits don’t begin to expire until 2027. At December 31, 2013, the Company had $73.3 in deferred tax assets before consideration of valuation allowances for state net operating loss carryforwards and tax credit carryforwards, which will expire between 2014 and 2033.

As of December 31, 2013, there were $21.0 of unrecognized deferred tax assets that arose from tax deductions related to share-based compensation in excess of compensation recognized for financial reporting when net operating loss carryforwards were created.  Additional paid-in capital will be increased when such deferred tax assets are ultimately realized.

The Company has undistributed earnings of foreign subsidiaries of approximately $26.9 at December 31, 2013. Deferred taxes have not been provided on these earnings since the balance is considered to be permanently invested in the Company’s foreign subsidiaries.  If such undistributed earnings were repatriated, it is estimated that the additional tax expense to be provided would be approximately $9.4 before consideration of the effects on the valuation allowance.

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Significant components of income tax expense (benefit) are as follows:

	2013	2012	2011
Current:
Federal	$(3.4)	$—	$—
State	0.2	1.0	(2.1)
Foreign	1.9	1.9	1.8
Noncontrolling interests	—	17.6	(2.8)
Deferred:
Federal	14.0	31.5	(84.9)
State	1.2	2.8	(6.0)
Amount allocated to other comprehensive income	(22.7)	—	—
Change in valuation allowance on beginning-of-the-year deferred tax assets	(1.6)	735.2	—
Income tax expense (benefit)	$(10.4)	$790.0	$(94.0)

In the first quarter of 2013, SunCoke Energy, Inc. (“SunCoke”) completed an initial public offering of an affiliate, SunCoke Energy Partners, L.P., a master limited partnership. As a result of a change in the legal structure of the SunCoke entities that own Middletown Coke Company, LLC (“SunCoke Middletown”) made in connection with the offering, income taxes are no longer allocated to net income attributable to SunCoke Middletown beginning in the first quarter of 2013. Thus, effective January 1, 2013, the Company’s income tax expense no longer includes the effect of that allocation. Neither the former tax allocation nor the January 1, 2013 change eliminating that allocation had any effect on the net income (loss) attributable to AK Steel Holding Corporation in any period.

The reconciliation of income tax on income (loss) before income taxes computed at the U.S. federal statutory tax rates to actual income tax expense (benefit) is as follows:

	2013	2012	2011
Income tax expense (benefit) at U.S. federal statutory rate	$2.4	$(73.0)	$(89.0)
Income tax expense on noncontrolling interest earnings not taxable to the Company	(22.5)	—	—
State and foreign tax expense, net of federal tax	1.7	(4.8)	(9.9)
Increase in deferred tax asset valuation allowance	21.9	865.5	—
Amount allocated to other comprehensive income	(22.7)	—	—
Effect of state law changes on deferred tax assets, net of federal tax	—	—	2.0
Change in accrual for uncertain tax positions	(1.7)	—	—
Stock compensation in excess of tax deduction	3.1	—	—
Expiration of charitable contribution carryforwards	2.5	—	—
Other permanent differences	4.9	2.3	2.9
Income tax expense (benefit)	$(10.4)	$790.0	$(94.0)

Federal, state and local tax returns of the Company and its subsidiaries are routinely subjected to examination by various taxing authorities.  Federal returns for periods beginning in 2010 are open for examination, while certain state and local returns are open for examination for periods beginning in 2007. However, taxing authorities have the ability to adjust net operating loss carryforwards from years prior to these periods.  The Company has not recognized certain tax benefits because of the uncertainty of realizing the entire value of the tax position taken on income tax returns upon review by the taxing authorities. The Company has established appropriate income tax accruals, and believes that the outcomes of future federal examinations as well as ongoing and future state and local examinations will not have a material adverse impact on the Company’s financial position, results of operations or cash flows. Unrecognized tax benefits will be included as an adjustment to income tax expense upon the expiration of the statutes of limitations or upon resolution with the taxing authorities. The Company has no tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change within twelve months of December 31, 2013.

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A reconciliation of the change in federal and state unrecognized tax benefits for 2013, 2012 and 2011 is presented below:

	2013	2012	2011
Balance at beginning of year	$54.0	$49.2	$50.3
Increases (decreases) for prior year tax positions	(0.8)	1.6	1.3
Increases (decreases) for current year tax positions	0.9	3.7	(0.7)
Increases (decreases) related to settlements	—	—	(0.2)
(Decreases) related to statute lapse	(0.3)	(0.5)	(1.5)
Balance at end of year	$53.8	$54.0	$49.2

Included in the balance of unrecognized tax benefits at December 31, 2013 and 2012, are $42.6 and $42.4, respectively, of tax benefits that, if recognized, would affect the effective tax rate. Also included in the balance of unrecognized tax benefits at December 31, 2013 and 2012, are $11.2 and $11.6, respectively, of tax benefits that, if recognized, would result in adjustments to other tax accounts, primarily deferred taxes. Accrued interest and penalties were $0.7 and $4.0 at December 31, 2013 and 2012, respectively.

NOTE 5 - Long-term Debt and Other Financing

At December 31, 2013 and 2012, the Company’s debt balances, including current portions, were as follows:

	2013	2012
Credit Facility	$90.0	$—
8.75% Senior Secured Notes due December 2018	380.0	350.0
5.00% Exchangeable Senior Notes due November 2019 (effective rate of 10.8%)	150.0	150.0
7.625% Senior Notes due May 2020	529.8	550.0
8.375% Senior Notes due April 2022	290.2	300.0
Industrial Revenue Bonds due 2014 through 2030	100.1	100.9
Unamortized debt discount/premium, net	(33.1)	(39.0)
Total debt	1,507.0	1,411.9
Less:
Current portion of long-term debt	0.8	0.7
Total long-term debt	$1,506.2	$1,411.2

During the period, the Company was in compliance with all the terms and conditions of its debt agreements. At December 31, 2013, the maturities of long-term debt, including the amount outstanding on the Credit Facility, for the next five years are as follows:

Year	Debt Maturities
2014	$0.8
2015	—
2016	90.0
2017	—
2018	380.0

Credit Facility

AK Steel has a $1.1 billion asset-backed revolving credit facility (“Credit Facility”) with a group of lenders that currently is scheduled to expire in April 2016. The Credit Facility contains common restrictions, including limitations on, among other things, distributions and dividends, acquisitions and investments, indebtedness, liens and affiliate transactions. Availability is calculated as the lesser of the Credit Facility commitments or the Company’s eligible collateral after advance rates, less outstanding revolver borrowings and letters of credit. The Company’s obligation under its Credit Facility is secured by its inventory and accounts receivable and availability under the Credit Facility fluctuates monthly based on the varying levels of eligible collateral. In addition, the Credit Facility requires maintenance of a minimum fixed charge coverage ratio of one to one if availability under the Credit Facility is less than $137.5. Current availability under the Credit Facility significantly exceeds $137.5. AK Holding is the sole guarantor of the Credit Facility. The Company does not expect any of these restrictions to affect or limit its ability to conduct its business in the ordinary course. At December 31, 2013, the Company’s eligible collateral, after application of applicable advance rates, was $972.1. As of December 31, 2013, there were borrowings

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of $90.0. Availability as of December 31, 2013 was further reduced by $67.1 attributable to outstanding letters of credit, resulting in remaining availability of $815.0. The weighted-average interest rate on the outstanding borrowings at December 31, 2013 was 2.2%.

Senior Secured Notes

In November 2012, the Company issued $350.0 aggregate principal amount of 8.75% Senior Secured Notes due December 2018 and generated net proceeds of $341.1 after underwriting discounts and other expenses. In June 2013, AK Steel issued $30.0 of aggregate principal amount (the “add-on notes”) of its 8.75% Senior Secured Notes due 2018 at an issue price of 106.50%, as an add-on to its outstanding $350.0 aggregate principal amount of such notes (collectively, the “Secured Notes”). The add-on notes will be treated as a single series with the existing notes and have the same terms as the existing notes. Net proceeds from the issuance of the add-on notes were $30.9. Substantially all property, plant and equipment of AK Steel is pledged as collateral for the Secured Notes. AK Holding fully and unconditionally, jointly and severally, guarantees the payment of interest, principal and premium, if any, on the Secured Notes. The book value of such collateral as of December 31, 2013 was approximately $1.4 billion. The indenture governing the Secured Notes includes covenants with customary restrictions on (a) the incurrence of additional debt by certain AK Steel subsidiaries, (b) the incurrence of liens by AK Steel and AK Holding’s other subsidiaries, (c) the amount of sale/leaseback transactions, (d) the use of proceeds from the sale of collateral, and (e) the ability of AK Steel and AK Holding to merge or consolidate with other entities or to sell, lease or transfer all or substantially all of the assets of AK Steel and AK Holding to another entity. The Secured Notes also contain customary events of default. Prior to December 1, 2015, AK Steel may redeem the Secured Notes at a price equal to par plus a make-whole premium and all accrued and unpaid interest to the date of redemption. Subsequent to that date, they are redeemable at 104.375% until December 1, 2016, 102.188% thereafter until December 1, 2017 and 100.0% thereafter, together with all accrued and unpaid interest to the date of redemption.

Senior Unsecured Notes

In November 2012, AK Steel issued $150.0 aggregate principal of 5.00% Exchangeable Senior Notes due November 2019 (the “Exchangeable Notes”) and generated net proceeds of $144.8 after underwriting discounts and other expenses. AK Steel may not redeem the Exchangeable Notes prior to their maturity date. After August 15, 2019, holders may exchange their Exchangeable Notes at any time. Upon exchange, the Company will be obligated to (i) pay an amount in cash equal to the aggregate principal amount of the Exchangeable Notes to be exchanged and (ii) pay cash, deliver shares of AK Holding common stock or a combination thereof, at the Company’s election, for the remainder, if any, of the exchange obligation in excess of the aggregate principal amount of the Exchangeable Notes being exchanged. Holders may exchange their Exchangeable Notes into shares of AK Holding common stock at their option at an initial exchange rate of 185.1852 shares of AK Holding common stock per $1,000 principal amount of Exchangeable Notes. The initial exchange rate is equivalent to a conversion price of approximately $5.40 per share of common stock, which equates to 27.8 million shares to be used to determine the aggregate equity consideration to be delivered upon exchange, subject to adjustment for certain dilutive effects from potential future events. Holders may exchange their Exchangeable Notes prior to August 15, 2019 only under certain circumstances. The indenture governing the Exchangeable Notes (the “Exchangeable Notes Indenture”) does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by the Company or its subsidiaries. If the Company undergoes a fundamental change, as defined in Exchangeable Notes Indenture (which, for example, would include various transactions pursuant to which the Company would undergo a change of control), holders may require AK Steel to repurchase the Exchangeable Notes in whole or in part for cash at a price equal to par plus any accrued and unpaid interest. In addition, in the event the Company undergoes a “make-whole fundamental change,” as defined in the Exchangeable Notes Indenture, prior to the maturity date, in addition to requiring AK Steel to repurchase the Exchangeable Notes in whole or in part for cash at a price equal to par plus any accrued and unpaid interest, the exchange rate will be increased in certain circumstances for a holder who elects to exchange its notes in connection with such event. Based on the initial exchange rate, the Exchangeable Notes are exchangeable into a maximum of 37.5 million shares of AK Holding common stock. However, such maximum amount of shares would be exchanged only if, as a result of the occurrence of a “make-whole fundamental change” described above, the Company elects to satisfy the higher exchange rate by delivering to the holders shares of AK Holding common stock in consideration therefor. Although the Exchangeable Notes were issued at par, for accounting purposes the proceeds received from the issuance of the notes are allocated between debt and equity to reflect the fair value of the exchange option embedded in the notes and the fair value of similar debt without the exchange option. As a result, $38.7 of the gross proceeds of the Exchangeable Notes were recorded as an increase in additional paid-in capital with the offsetting amount recorded as a debt discount. The debt discount is being amortized over the term of the Exchangeable Notes using the effective interest method. As of December 31, 2013 and 2012, the remaining unamortized debt discount was $34.3 and $38.2, respectively, and the net carrying amount of the Exchangeable Notes was $115.7 and $111.8, respectively. The portion of underwriting discounts and other fees of $1.4 associated with the exchange option were recorded as a reduction to the gross proceeds included in additional paid-in capital. The carrying amount of the exchange option was $37.3 at December 31, 2013 and 2012. The value of the Exchangeable Notes if exchanged as of December 31, 2013, would have exceeded the principal amount by $35.3.

AK Steel’s outstanding 7.625% Senior Notes are due May 2020 (the “2020 Notes”). Prior to May 15, 2015, AK Steel may redeem the 2020 Notes at a price equal to par plus a make-whole premium and all accrued and unpaid interest to the date of redemption. Subsequent to that date, they are redeemable at 103.813% until May 15, 2016, 102.542% thereafter until May 15, 2017, 101.271% thereafter until May 15, 2018 and 100.0% thereafter, together with all accrued and unpaid interest to the date of redemption.

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In March 2012, AK Steel issued $300.0 of 8.375% Senior Notes due April 2022 (the “2022 Notes”) and generated net proceeds of $293.2 after underwriting discounts and other fees. Prior to April 1, 2017, AK Steel may redeem the 2022 Notes at a price equal to par plus a make-whole premium and all accrued and unpaid interest to the date of redemption. Subsequent to that date, they are redeemable at 104.188% until April 1, 2018, 102.792% thereafter until April 1, 2019, 101.396% thereafter until April 1, 2020 and 100.0% thereafter, together with all accrued and unpaid interest to the date of redemption.

The 2020 Notes, the 2022 Notes, the Exchangeable Notes and the unsecured IRBs discussed below (collectively, the “Senior Unsecured Notes”) are equal in right of payment. AK Holding fully and unconditionally, jointly and severally, guarantees the payment of interest, principal and premium, if any, on the Senior Unsecured Notes. The indentures governing the 2020 Notes, the 2022 Notes and the IRBs include covenants with customary restrictions on (a) the incurrence of additional debt by certain AK Steel subsidiaries, (b) the incurrence of liens by AK Steel and AK Holding’s other subsidiaries, (c) the amount of sale/leaseback transactions, and (d) the ability of AK Steel and AK Holding to merge or consolidate with other entities or to sell, lease or transfer all or substantially all of the assets of AK Steel and AK Holding to another entity. The indentures governing the Senior Unsecured Notes also contain customary events of default. The Senior Unsecured Notes rank junior in priority to the Secured Notes to the extent of the value of the assets securing such indebtedness.

During 2013, the Company repurchased an aggregate principal amount of $20.2 and $9.8 of the 2020 Notes and the 2022 Notes, respectively, in private, open market transactions. These repurchases were unsolicited and completed at a discount to the Senior Unsecured Notes’ par value. The Company recognized a gain on the repurchases of $2.9 for the year ended December 31, 2013, which is included in other income (expense).

Other Financings

AK Steel has outstanding $73.3 aggregate principal amount of fixed-rate tax-exempt industrial revenue bonds (the “unsecured IRBs”) at December 31, 2013. The weighted-average fixed interest rate of the unsecured IRBs is 6.8%. The unsecured IRBs are unsecured senior debt obligations of AK Steel that are equal in ranking with the other Senior Unsecured Notes. In addition, AK Steel has outstanding $26.8 aggregate principal amount of fixed-rate tax-exempt and variable-rate taxable industrial revenue bonds at December 31, 2013, that are backed by letters of credit.

In 1997, the Spencer County (IN) Redevelopment District (the “District”) issued $23.0 in taxable tax increment revenue bonds in conjunction with construction of Rockport Works. Proceeds from the bond issue were used by the Company for the acquisition of land and site improvements at the facility.  The source of the District’s scheduled principal and interest payments through maturity in 2017 is a designated portion of the Company’s real and personal property tax payments. The Company is obligated to pay any deficiency in the event its annual tax payments are insufficient to enable the District to make principal and interest payments when due. In 2013, the Company made deficiency payments totaling $1.3. At December 31, 2013, the remaining payments of principal and interest due through the year 2017 total $24.2. The Company includes potential payments due in the coming year under this agreement in its annual property tax accrual.

NOTE 6 - Pension and Other Postretirement Benefits

Summary

The Company provides noncontributory pension and various healthcare and life insurance benefits to a significant portion of its employees and retirees.  Benefits are provided through defined benefit and defined contribution plans administered by the Company, as well as multiemployer plans for certain union members. The pension plan is not fully funded and, based on current actuarial assumptions, the Company plans to contribute approximately $205.0 to the master pension trust during 2014 (of which $41.3 was contributed in January 2014), approximately $105.0 in 2015 and approximately $65.0 in 2016. The Company made $181.1 in contributions during 2013.  In July 2013, the Company made payments to Voluntary Employees Beneficiary Association (“VEBA”) trusts totaling $30.8 pursuant to settlements of class actions filed on behalf of certain retirees from the Company’s Butler Works and Zanesville Works relating to the Company’s other postretirement benefit (“OPEB”) obligations to such retirees. This included the final payment to the Butler VEBA trust, and effective January 1, 2015, all future OPEB obligations for these Butler Works retirees will become the responsibility of the Butler VEBA trust. The Company expects to make OPEB payments, after receipt of Medicare subsidy reimbursements, of approximately $65.3 and a payment to the Zanesville VEBA trust of $3.1 in 2014.

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Plan Obligations

The information below include amounts calculated based on benefit obligation and asset valuation measurement dates of December 31, 2013 and 2012.

	Pension Benefits		Other Benefits
	2013	2012	2013	2012
Change in benefit obligations:
Benefit obligations at beginning of year	$3,759.4	$3,539.5	$602.0	$713.2
Service cost	2.4	3.2	4.7	4.6
Interest cost	138.8	160.2	21.0	31.5
Plan participants’ contributions	—	—	27.0	28.9
Actuarial loss (gain)	(214.8)	364.2	(54.3)	35.9
Amendments	6.0	3.5	—	(87.4)
Contributions to Butler and Zanesville retirees’ VEBA trusts	—	—	(30.8)	(31.7)
Benefits paid	(311.4)	(311.3)	(95.6)	(101.4)
Medicare subsidy reimbursement received	—	—	5.2	8.4
Foreign currency exchange rate changes	0.2	0.1	—	—
Benefit obligations at end of year	$3,380.6	$3,759.4	$479.2	$602.0

Change in plan assets:
Fair value of plan assets at beginning of year	$2,591.1	$2,377.9	$—	$—
Actual gain on plan assets	337.7	347.8	—	—
Employer contributions	191.1	176.7	63.4	64.1
Plan participants’ contributions	—	—	27.0	28.9
Benefits paid	(311.4)	(311.3)	(95.6)	(101.4)
Medicare subsidy reimbursement received	—	—	5.2	8.4
Fair value of plan assets at end of year	$2,808.5	$2,591.1	$—	$—
Funded status	$(572.1)	$(1,168.3)	$(479.2)	$(602.0)

Amounts recognized in the consolidated balance sheets:
Current liabilities	$(17.5)	$(5.7)	$(68.4)	$(102.9)
Noncurrent liabilities	(554.6)	(1,162.6)	(410.8)	(499.1)
Total	$(572.1)	$(1,168.3)	$(479.2)	$(602.0)

Amounts recognized in accumulated other comprehensive income, before tax:
Actuarial loss (gain)	$(16.7)	$374.2	$(19.8)	$36.8
Prior service cost (credit)	18.5	16.3	(318.4)	(398.4)
Total	$1.8	$390.5	$(338.2)	$(361.6)

The accumulated benefit obligation for all defined benefit pension plans was $3,362.1 and $3,740.5 at December 31, 2013 and 2012. All of the Company’s pension plans have an accumulated benefit obligation in excess of plan assets. The amounts included in current liabilities represent only those amounts expected to be paid in the next year associated with unfunded pension and OPEB benefit plans.

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Assumptions used to value benefit obligations and determine pension and OPEB expense (income) are as follows:

	Pension Benefits			Other Benefits
	2013	2012	2011	2013	2012	2011
Assumptions used to determine benefit obligations at December 31:
Discount rate	4.53%	3.85%	4.74%	4.48%	3.77%	4.72%
Rate of compensation increase	4.00%	4.00%	4.00%	4.00%	4.00%	4.00%
Subsequent year healthcare cost trend rate				7.00%	7.50%	7.50%
Ultimate healthcare cost trend rate				4.50%	4.50%	4.50%
Year ultimate healthcare cost trend rate begins				2019	2019	2018

Assumptions used to determine pension and OPEB expense (income) for the year ended December 31:
Discount rate	3.85%	4.74%	5.36%	3.77%	4.72%	5.18%
Expected return on plan assets	7.25%	8.00%	8.50%
Rate of compensation increase	4.00%	4.00%	4.00%	4.00%	4.00%	4.00%

The discount rate is determined by finding a hypothetical portfolio of individual high-quality corporate bonds available at the measurement date and whose coupon and principal payments were sufficient to satisfy the plans’ expected future benefit payments as defined for the projected benefit obligation.  The discount rate is the single rate that is equivalent to the average yield on that hypothetical portfolio of bonds.

Assumed healthcare cost trend rates generally have a significant effect on the amounts reported for healthcare plans.  However, changes in these OPEB assumptions are not expected to have a material effect on the Company as a result of the existence of caps on the share of benefits that are paid by the Company. As of December 31, 2013, a one-percentage-point change in the assumed healthcare cost trend rates would have the following effects:

	One Percentage Point
	Increase	Decrease
Effect on total service cost and interest cost components	$0.1	$(0.1)
Effect on postretirement benefit obligation	3.3	(3.2)

The following presents estimated future benefit payments to beneficiaries:

	Pension Plans	Other Benefits (a)	Medicare Subsidy (a)
2014	$315.6	$70.7	$(5.4)
2015	299.1	49.3	(3.7)
2016	281.5	44.6	(3.4)
2017	299.0	41.9	(3.4)
2018	261.1	39.8	(3.3)
2019 through 2023	1,179.5	171.8	(15.9)

(a)
The amounts shown do not include the lump sum payments to the VEBA trust related to the Zanesville Retiree Settlement.  These amounts reflect the fact that the Company will have eliminated its OPEB liability related to the group of retirees covered by the Butler Retiree Settlement after 2014 and the Zanesville Retiree Settlement after 2015.

Plan Assets

Pension assets are invested in the master pension trust and are comprised primarily of investments in indexed and actively-managed funds. A fiduciary committee establishes the target asset mix and monitors asset performance.  The master pension trust’s projected long-term rate of return is determined by the AK Steel master pension trust asset allocation, which is based on the investment policy statement, and long-term capital market return assumptions provided by an investment manager for the master pension trust.

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The Company has developed an investment policy which takes into account the liquidity requirements, expected investment return, expected asset risk, as well as standard industry practices. The target asset allocation for the plan assets is 60% equity, 38% fixed income, and 2% cash.  Equity investments consist of individual securities and common/collective trusts with equity investment strategies diversified across multiple industry sectors and company market capitalization within specific geographical investment strategies. Fixed income investments consist of individual securities and common/collective trusts, which invest primarily in investment-grade and high-yield corporate bonds and U.S. treasury securities. The fixed income investments are diversified as to ratings, maturities, industries and other factors. The plan assets contain no significant concentrations of risk related to individual securities or industry sectors. The plan has no direct investments in the Company’s common stock or fixed income securities.

The following table sets forth by level within the fair value hierarchy a summary of the plan’s investments measured at fair value on a recurring basis at December 31, 2013 and 2012. Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. See Note 15 for more information on the determination of fair value.

	Quoted Prices in Active Markets for Identical Assets		Significant Other Observable Inputs		Significant Unobservable Inputs
	(Level 1)		(Level 2)		(Level 3)		Total
	2013	2012	2013	2012	2013	2012	2013	2012
Equity Investments:
U.S. securities	$176.6	$108.1	$—	$—	$—	$—	$176.6	$108.1
U.S. common/collective trusts	—	—	840.5	808.3	—	—	840.5	808.3
EAFE common/collective trusts	—	—	277.6	256.8	—	—	277.6	256.8
Emerging market securities	79.4	60.9	—	—	—	—	79.4	60.9
Emerging market common/collective trusts	—	—	128.1	134.7	—	—	128.1	134.7
Global investments	—	—	230.8	187.1	—	—	230.8	187.1

Fixed Income Investments:
U.S. investment-grade corporate common/collective trusts	—	—	378.4	333.4	—	—	378.4	333.4
U.S. treasuries common/collective trusts	—	—	88.1	98.4	—	—	88.1	98.4
Mortgage-backed common/collective trusts	—	—	20.5	15.6	—	—	20.5	15.6
Global investments	—	—	350.8	359.6	—	—	350.8	359.6
U.S. high-yield corporate securities	—	—	191.6	175.0	—	—	191.6	175.0

Other Investments:
Private equity funds (a)	—	—	—	—	0.6	3.2	0.6	3.2

Cash and cash equivalents	45.5	50.0	—	—	—	—	45.5	50.0
Total	$301.5	$219.0	$2,506.4	$2,368.9	$0.6	$3.2	$2,808.5	$2,591.1

(a)	Consists of private equity funds that have no remaining capital commitments due from the Company.

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The following sets forth activity for Level 3 assets for 2013 and 2012:

Level 3 Assets	Private Equity Funds
December 31, 2011	$2.5
Unrealized gains	1.3
Distribution to master pension trust	(0.6)
December 31, 2012	$3.2
Distribution to master pension trust	(2.6)
December 31, 2013	$0.6

Periodic Benefit Costs

The components of pension and OPEB expense (income) for the years 2013, 2012 and 2011 are as follows:

	Pension Benefits			Other Benefits
	2013	2012	2011	2013	2012	2011
Components of pension and OPEB expense (income):
Service cost	$2.4	$3.2	$3.2	$4.7	$4.6	$4.2
Interest cost	138.8	160.2	180.8	21.0	31.5	37.9
Expected return on plan assets	(184.5)	(188.3)	(207.5)	—	—	—
Amortization of prior service cost (credit)	3.8	3.8	4.0	(80.0)	(77.4)	(76.6)
Reversal of prior amortization related to Zanesville and Butler Retiree Settlements	—	—	—	—	2.5	14.2
Recognized net actuarial loss (gain):
Annual amortization	23.6	24.5	18.8	2.4	0.1	(1.0)
Pension corridor charge	—	157.3	268.1	—	—	—
Settlement gain	(0.8)	—	—	—	—	(14.0)
Pension and OPEB expense (income)	$(16.7)	$160.7	$267.4	$(51.9)	$(38.7)	$(35.3)

In July 2009, the Company reached a final settlement (the “Middletown Retiree Settlement”) of a class action filed on behalf of certain retirees from the Company’s Middletown Works relating to the Company’s OPEB obligations to such retirees. Under terms of the Middletown Retiree Settlement, the Company has transferred to a VEBA trust all OPEB obligations owed to the covered retirees under the Company’s applicable health and welfare plans and has no further liability for any claims incurred by those retirees. For accounting purposes, a settlement of the Company’s OPEB obligations related to the Middletown Retiree Settlement was deemed to have occurred in the first quarter of 2011 when the Company made the final payment to the VEBA trust created under the terms of that settlement. In 2011, the Company recognized the settlement accounting and recorded a non-cash gain of $14.0 in the Consolidated Statements of Operations. The amount recognized was prorated based on the portion of the total liability as of March 2008 that was settled pursuant to the Middletown Retiree Settlement.

In January 2011, the Company reached a final settlement agreement (the “Butler Retiree Settlement”) of a class action filed on behalf of certain retirees from the Company’s Butler Works relating to the Company’s OPEB obligations to such retirees. Pursuant to the Butler Retiree Settlement, AK Steel agreed to continue to provide company-paid health and life insurance to class members through December 31, 2014, and has made combined lump sum payments totaling $91.0 to a VEBA trust and to plaintiffs’ counsel, with the final payment made in 2013. Effective January 1, 2015, AK Steel will transfer to the VEBA trust all OPEB obligations owed to the class members under the Company’s applicable health and welfare plans and will have no further liability for OPEB benefits after December 31, 2014. The effect of the settlement on the Company’s total OPEB liability (prior to any funding of the VEBA trust) was an increase in that liability of approximately $29.6 in 2011. With respect to this increase, a one-time, pre-tax charge of $14.2 was recorded in 2011 to reverse previous amortization of the prior plan amendment. For accounting purposes, a settlement of the Company’s OPEB obligations will be deemed to have occurred when the Company makes the final benefit payments in 2014.

In December 2012, the Company reached a final settlement agreement (the “Zanesville Retiree Settlement”) of a class action filed on behalf of certain retirees from the Company’s Zanesville Works relating to the Company’s OPEB obligations to such retirees. Pursuant to the Zanesville Retiree Settlement, AK Steel agreed to continue to provide company-paid health and life insurance to class members through December 31, 2015, and to make combined lump sum payments totaling $10.6 to a VEBA trust and to plaintiffs’ counsel over

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three years. The first payments of $4.4 were made in July 2013. Effective January 1, 2016, AK Steel will transfer to the VEBA trust all OPEB obligations owed to the class members under the Company’s applicable health and welfare plans and will have no further liability for any claims incurred by the class members after December 31, 2015, relating to their OPEB obligations. The effect of the settlement on the Company’s total OPEB liability (prior to any funding of the VEBA trust) was an increase in that liability of approximately $3.0 in 2012. With respect to this increase, a one-time, pre-tax charge of $3.8 was recorded in 2012 for legal fees and to reverse previous amortization of the prior plan amendment.

During 2013, the Company performed a remeasurement of an unfunded supplemental retirement plan and recognized a settlement gain as a result of lump sum benefit payments made to retired participants.

The estimated net gain and prior service cost for the defined benefit pension plans that will be amortized from accumulated other comprehensive income into pension and OPEB expense (income) over the next fiscal year are $(4.1) and $4.2, respectively.  The estimated net gain and prior service credit for the other postretirement benefit plans that will be amortized from accumulated other comprehensive income into pension and OPEB expense (income) over the next fiscal year are $(1.3) and $(73.2), respectively.

Defined Contribution Plans

All employees are eligible to participate in various defined contribution plans.  Certain of these plans have features with matching contributions or other company contributions based on Company results. Total expense related to these plans was $11.5, $11.6 and $12.4 in 2013, 2012 and 2011, respectively.

Multiemployer Plans

The Company contributes to multiemployer pension plans under the terms of collective bargaining agreements that cover certain union-represented employees. The risks of participating in these multiemployer plans are different from single employer plans in the following aspects:

•	Assets contributed to a multiemployer plan by one employer may be used to provide benefits to employees of other participating employers.

•	If a participating employer stops contributing to a plan, the unfunded obligations of the plan may be borne by the remaining participating employers.

•
If the Company chooses to stop participating in some of its multiemployer plans, it may be required to pay those plans an amount based on the underfunded status of the plan, referred to as a withdrawal liability.

The Company’s participation in these plans for the years ended December 31, 2013, 2012 and 2011, is outlined in the table below. The Company does not provide more than five percent of the total contributions to any multiemployer plan. Forms 5500 are not yet available for plan years ending in 2013.

Pension Fund	EIN/Pension Plan Number	Pension Protection Act Zone Status (a)		FIP/RP Status Pending/Implemented (b)	Contributions			Surcharge Imposed (c)	Expiration Date of Collective Bargaining Agreement
		2013	2012		2013	2012	2011
Steelworkers Pension Trust	23-6648508/499	Green	Green	No	$7.3	$7.0	$7.2	No	3/31/2014 to 3/1/2015 (d)
IAM National Pension Fund’s National Pension Plan	51-6031295/002	Green	Green	No	14.8	12.6	12.3	No	9/15/2014 to 10/1/2016 (e)
Other (f)					—	—	0.5
					$22.1	$19.6	$20.0

(a)
The most recent Pension Protection Act zone status available in 2013 and 2012 is for each plan’s year-end at December 31, 2012 and 2011, respectively. The zone status is based on information that the Company received from the plan and is certified by the plan’s actuary. Generally, plans in the red zone are less than 65% funded, plans in the yellow zone are between 65% and 80% funded, and plans in the green zone are at least 80% funded. The Steelworkers Pension Trust and IAM National Pension Fund’s National Pension Plan elected funding relief under section 431(b)(8) of the Internal Revenue Code and section 304(b)(8) of the Employment Retirement Income Security Act of 1974 (ERISA). This election allows those plans’ investment losses for the plan year ended December 31, 2008, to be amortized over 29 years for funding purposes.

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(b)
The “FIP/RP Status Pending/Implemented” column indicates plans for which a financial improvement plan (FIP) or a rehabilitation plan (RP) is either pending or has been implemented, as defined by ERISA.

(c)	The surcharge represents an additional required contribution due as a result of the critical funding status of the plan.

(d)
The Company or its AK Tube subsidiary is a party to three collective bargaining agreements (at its Ashland Works, Mansfield Works and at the AK Tube Walbridge plant) that require contributions to the Steelworkers Pension Trust. The labor contract for approximately 280 hourly employees at Mansfield Works expires on March 31, 2014. The labor contract for approximately 90 hourly employees at the AK Tube Walbridge, OH plant expires January 22, 2015. The labor contract for approximately 820 hourly employees at the Ashland Works expires on March 1, 2015.

(e)
The Company is a party to three collective bargaining agreements (at its Middletown Works, Zanesville Works and Butler Works) that require contributions to the IAM National Pension Fund’s National Pension Plan. The labor contract for approximately 1,650 hourly employees at Middletown Works expires on September 15, 2014. The labor contract for approximately 160 hourly employees at Zanesville Works expires on May 20, 2015. The labor contract for approximately 1,200 hourly employees at Butler Works expires on October 1, 2016.

(f)
The Company was a party to a collective bargaining agreement at its former Ashland coke plant that required contributions to the PACE Industry Union-Management Pension Fund. The Company has now withdrawn from this plan and paid the withdrawal liability of $1.8 in 2012.

NOTE 7 - Operating Leases

Rental expense was $27.0, $28.0 and $24.7 for 2013, 2012 and 2011, respectively. At December 31, 2013, obligations to make future minimum lease payments were as follows:

2014	$8.9
2015	7.1
2016	5.0
2017	4.7
2018	4.3
2019 and thereafter	7.3
Total minimum lease payments	$37.3

The Company leases its corporate headquarters building in West Chester, Ohio.  The initial term of the lease for the building expires in 2019 and there are two five-year options to extend the lease.

NOTE 8 - Commitments

The principal raw materials required for the Company’s steel manufacturing operations are iron ore, coal, coke, chrome, nickel, silicon, manganese, zinc, limestone, and carbon and stainless steel scrap.  The Company also uses large volumes of natural gas, electricity and industrial gases in its steel manufacturing operations.  In addition, the Company purchases carbon steel slabs from other steel producers to supplement the production from its own steelmaking facilities.  The Company makes most of its purchases of iron ore, coal, coke and industrial gases at negotiated prices under annual and multi-year agreements.  The iron ore agreements typically have a variable-price mechanism by which the price of iron ore is adjusted quarterly, based on reference to a historical iron ore index. The Company typically makes purchases of carbon steel slabs, carbon and stainless steel scrap, natural gas, a majority of its electricity, and other raw materials at prevailing market prices, which are subject to price fluctuations in accordance with supply and demand.  The Company enters into financial instruments designated as hedges with respect to some purchases of energy and certain raw materials, the prices of which may be subject to volatile fluctuations.

The Company has entered into long-term purchase agreements with affiliates of SunCoke to purchase approximately 1.1 million tons of metallurgical grade coke annually for use in the Company’s blast furnaces at Ashland and Middletown Works. Approximately half of this total will be supplied from SunCoke Middletown, a consolidated variable interest entity.  The Company also will benefit under those agreements from electricity co-generated from the production of the coke.

At December 31, 2013, commitments for future capital investments totaled approximately $24.1, all of which are expected to be incurred in 2014.

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NOTE 9 - Environmental and Legal Contingencies

Environmental Contingencies

Domestic steel producers, including AK Steel, are subject to stringent federal, state and local laws and regulations relating to the protection of human health and the environment.  Over the past three years, the Company has expended the following for environmental-related capital investments and environmental compliance:

	2013	2012	2011
Environmental-related capital investments	$1.6	$1.0	$1.7
Environmental compliance costs	101.1	101.6	106.4

AK Steel and its predecessors have been conducting steel manufacturing and related operations since 1900. Although the Company believes its operating practices have been consistent with prevailing industry standards during this time, hazardous materials may have been released in the past at one or more operating sites or third-party sites, including operating sites that the Company no longer owns. To the extent reasonably estimable, the Company has estimated potential remediation expenditures for those sites where future remediation efforts are probable based on identified conditions, regulatory requirements or contractual obligations arising from the sale of a business or facility. In the case of sites involving governmentally-required investigations, that typically occurs only after the investigation is complete and the nature and scope of the remediation is better understood. In general, the material components of these accruals include the costs associated with investigations, delineations, risk assessments, remedial work, governmental response and oversight costs, site monitoring, and preparation of reports to the appropriate environmental agencies. Liabilities recorded on the Consolidated Balance Sheets for such estimated probable costs relating to environmental matters are presented below:

	2013	2012
Accrued liabilities	$9.5	$19.6
Other non-current liabilities	34.1	27.4

The ultimate costs to the Company with respect to each site cannot be predicted with certainty because of the evolving nature of the investigation and remediation process. Rather, to develop the estimates of the probable costs, the Company must make certain assumptions. The most significant of these assumptions relate to the nature and scope of the work that will be necessary to investigate and remediate a particular site and the cost of that work. Other significant assumptions include the cleanup technology that will be used, whether and to what extent any other parties will participate in paying the investigation and remediation costs, reimbursement of past response and future oversight costs by governmental agencies, and the reaction of the governing environmental agencies to the proposed work plans. Costs of future expenditures are not discounted to their present value. To the extent that the Company has been able to reasonably estimate its future liabilities, the Company does not believe that there is a reasonable possibility that a loss or losses exceeding the amounts accrued will be incurred in connection with the environmental matters discussed below that would, either individually or in the aggregate, have a material adverse effect on the Company’s consolidated financial condition, results of operations or cash flows. However, since amounts recognized in the consolidated financial statements in accordance with accounting principles generally accepted in the United States exclude potential losses that are not probable or that may not be currently estimable, the ultimate costs of these environmental proceedings may be higher than those currently recorded in the Company’s consolidated financial statements.

Except as expressly noted below, the Company does not currently anticipate any material effect on the Company’s consolidated financial position, results of operations or cash flows as a result of its compliance with current environmental regulations. Moreover, because all domestic steel producers operate under the same set of federal environmental regulations, the Company does not believe that it is disadvantaged relative to its domestic competitors by the need to comply with these regulations. Some foreign competitors may benefit from less stringent environmental requirements in the countries in which they produce, resulting in lower compliance costs and providing those foreign competitors with a cost advantage on their products.

Pursuant to the Resource Conservation and Recovery Act (“RCRA”), which governs the treatment, handling and disposal of hazardous waste, the EPA and authorized state environmental agencies may conduct inspections of RCRA-regulated facilities to identify areas where there have been releases of hazardous waste or hazardous constituents into the environment and may order the facilities to take corrective action to remediate such releases. AK Steel’s major steelmaking facilities are subject to RCRA inspections by environmental regulators. While the Company cannot predict the future actions of these regulators, it is possible that they may identify conditions in future inspections of these facilities which they believe require corrective action.

Under authority conferred by the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the EPA and state environmental authorities have conducted site investigations at certain of AK Steel’s facilities and other third-party facilities, portions of which previously may have been used for disposal of materials that are currently subject to regulation. The results of these investigations

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are still pending, and AK Steel could be directed to expend funds for remedial activities at the former disposal areas. Because of the uncertain status of these investigations, however, the Company cannot reliably predict whether or when such expenditures might be required, their magnitude or the timeframe during which these potential costs would be incurred.

As previously reported, on July 27, 2001, AK Steel received a Special Notice Letter from the EPA requesting that AK Steel agree to conduct a Remedial Investigation/Feasibility Study (“RI/FS”) and enter into an administrative order on consent pursuant to Section 122 of CERCLA regarding the former Hamilton Plant located in New Miami, Ohio. The Hamilton Plant ceased operations in 1990, and all of its former structures have been demolished and removed. Although AK Steel did not believe that a site-wide RI/FS was necessary or appropriate, in April 2002 it entered into a mutually agreed-upon administrative order on consent to perform such an investigation and study of the Hamilton Plant site. The site-wide investigation portion of the RI/FS has been submitted. A supplemental study is projected to be completed in early 2014. AK Steel currently has accrued $0.7 for the remaining cost of the RI/FS. Until the RI/FS is completed, AK Steel cannot reliably estimate the additional costs, if any, associated with any potentially required remediation of the site or the timeframe during which these potential costs would be incurred.

As previously reported, on September 30, 1998, AK Steel’s predecessor, Armco Inc., received an order from the EPA under Section 3013 of RCRA requiring it to develop a plan for investigation of eight areas of Mansfield Works that allegedly could be sources of contamination. A site investigation began in November 2000 and is continuing. AK Steel cannot reliably estimate at this time how long it will take to complete this site investigation. AK Steel currently has accrued approximately $1.1 for the projected cost of the study at Mansfield Works. Until the site investigation is completed, AK Steel cannot reliably estimate the additional costs, if any, associated with any potentially required remediation of the site or the timeframe during which these potential costs would be incurred.

As previously reported, on July 23, 2007, and on December 9, 2008, the EPA issued Notices of Violation (“NOVs”) with respect to the coke plant at AK Steel’s Ashland Works (the “Ashland Coke Plant”) alleging violations of pushing and combustion stack limits. Additionally, on November 9, 2011, the EPA issued an NOV associated with self-reported deviations from 2008 through 2010. In 2007, the Company began investigating the pushing and combustion stack claims and working with the EPA to attempt to resolve them through the negotiation of a Consent Decree that assumed the Ashland Coke Plant would continue to operate. On June 21, 2011, however, the Company permanently ceased production at the Ashland Coke Plant. The Company, EPA and the Commonwealth of Kentucky have agreed to the terms of a Consent Decree which was approved by the United States District Court for the Eastern District of Kentucky on November 5, 2013 resolving all of these NOVs. The settlement terms include a payment of a civil penalty by AK Steel in the amount of $1.7 and the agreement by AK Steel to undertake certain supplemental environmental capital projects which are expected to cost approximately $2.0. The civil penalty was paid in 2013 and the costs related to the capital projects are expected to be incurred in 2014.

As previously noted, on September 26, 2012, the EPA issued an order under Section 3013 of RCRA requiring the Company to develop a plan for investigation of four areas at AK Steel’s Ashland Works Coke Plant. A site investigation plan was submitted to the EPA on October 25, 2012 and revised on March 21, 2013. On August 27, 2013, the EPA issued a comment letter disapproving the site investigation plan submitted by the Company. On September 19, 2013, the Company met with the EPA and the Company believes that all material disagreements with the EPA concerning the proposed site investigation plan were resolved at that time. The Company submitted a revised investigation plan on October 23, 2013 which it believes is consistent with the parties’ discussion on September 19, 2013. AK Steel is awaiting approval by the EPA of that plan. AK Steel cannot reliably estimate at this time how long it will take to complete the site investigation. AK Steel currently has accrued approximately $0.5 for the projected cost of the investigation. Until the site investigation is completed, AK Steel cannot reliably estimate the additional costs, if any, associated with any potentially required remediation of the site or the timeframe during which these potential costs would be incurred.

As previously reported, on August 3, 2011, September 29, 2011, and June 28, 2012, the EPA issued NOVs with respect to the coke plant at AK Steel’s Middletown Works alleging violations of pushing and combustion stack limits. The Company is investigating these claims and is working with the EPA to attempt to resolve them. AK Steel believes it will reach a settlement in this matter, but it cannot be certain that a settlement will be reached and cannot reliably estimate at this time how long it will take to reach a settlement or what all of its terms might be. AK Steel will vigorously contest any claims which cannot be resolved through a settlement. Until it has reached a settlement with the EPA or the claims that are the subject of the NOVs are otherwise resolved, AK Steel cannot reliably estimate the costs, if any, associated with any potentially required operational changes at the battery or the timeframe over which any potential costs would be incurred.

As previously reported, on July 15, 2009, AK Steel and the Pennsylvania Department of Environmental Protection (“PADEP”) entered into a Consent Order and Agreement (the “Consent Order”) to resolve an alleged unpermitted discharge of wastewater from the closed Hillside Landfill at the former Ambridge Works. Under the terms of the Consent Order, AK Steel paid a penalty and also agreed to implement various corrective actions, including an investigation of the area where activities were conducted regarding the landfill, submission of a plan to collect and treat surface waters and seep discharges, and upon approval from PADEP, implementation of that plan. The Company has accrued $2.2 for the current phase of remedial work required under the Consent Order. However, the design plan for this phase has not yet been developed or approved. Until that design plan is approved, the Company cannot reliably determine the actual cost of this phase, but it is expected to be at least the amount of the current accrual. The Company currently estimates that the

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remaining work required for this phase will be completed in 2015, but that estimated timeframe is subject to the potential for delays, such as delays due to work plan approval and/or permitting delays. Additional work in the form of monitoring likely will be required after completion of the current phase, but the Company cannot reliably determine the cost of that work or the timeframe for its completion until the design phase has been approved.

As previously reported, on June 29, 2000, the United States filed a complaint on behalf of the EPA against AK Steel in the U.S. District Court for the Southern District of Ohio (the “Court”), Case No. C-1-00530, for alleged violations of the Clean Air Act, the Clean Water Act and RCRA at the Middletown Works. Subsequently, the State of Ohio, the Sierra Club and the National Resources Defense Council intervened. On May 15, 2006, a Consent Decree in Partial Resolution of Pending Claims (the “Consent Decree”) was entered by the Court. Under the Consent Decree, the Company paid a civil penalty and performed a supplemental environmental project to remove ozone-depleting refrigerants from certain equipment. The Company further agreed to undertake a comprehensive RCRA facility investigation at its Middletown Works and, as appropriate, complete a corrective measures study. In accordance with the Consent Decree, the Company also was required to implement certain RCRA corrective action interim measures to address polychlorinated biphenyls (“PCBs”) in sediments and soils relating to Dicks Creek and certain other specified surface waters, adjacent floodplain areas and other previously identified geographic areas. The Company has completed the remedial activity at Dicks Creek, but continues to work on the RCRA facility investigation and certain interim measures. The Company currently has accrued $13.9 for the cost of known work required under the Consent Decree for the RCRA facility investigation and remaining interim measures.

As previously reported, on October 17, 2012, the EPA issued an NOV and Notice of Intent to File a Civil Administrative Complaint to AK Steel’s Mansfield Works alleging violations of RCRA primarily relating to the Company’s management of electric arc furnace dust at the facility. The Company is investigating these claims and is working with the EPA to attempt to resolve them. The NOV proposed a civil penalty of approximately $0.3. AK Steel believes it will reach a settlement in this matter, but it cannot be certain that a settlement will be reached and cannot reliably estimate at this time how long it will take to reach a settlement or what all of its terms might be. AK Steel will vigorously contest any claims which cannot be resolved through a settlement.

In addition to the foregoing matters, AK Steel is or may be involved in proceedings with various regulatory authorities that may require AK Steel to pay fines, comply with more rigorous standards or other requirements or incur capital and operating expenses for environmental compliance. The Company believes that the ultimate disposition of the proceedings will not have, individually or in the aggregate, a material adverse effect on its consolidated financial condition, results of operations or cash flows.

Legal Contingencies

As previously reported, since 1990, AK Steel (or its predecessor, Armco Inc.) has been named as a defendant in numerous lawsuits alleging personal injury as a result of exposure to asbestos. The great majority of these lawsuits have been filed on behalf of people who claim to have been exposed to asbestos while visiting the premises of a current or former AK Steel facility. The majority of asbestos cases pending in which AK Steel is a defendant do not include a specific dollar claim for damages. In the cases that do include specific dollar claims for damages, the complaint typically includes a monetary claim for compensatory damages and a separate monetary claim in an equal amount for punitive damages, and does not attempt to allocate the total monetary claim among the various defendants.

Information on asbestos cases pending at December 31, 2013, is presented below:

Asbestos Cases Pending at
December 31, 2013
Cases with specific dollar claims for damages:
Claims up to $0.2	121
Claims above $0.2 to $5.0	6
Claims above $5.0 to $15.0	2
Claims above $15.0 to $20.0	2
Total claims with specific dollar claims for damages (a)	131
Cases without a specific dollar claim for damages	305
Total asbestos cases pending	436

(a)	Involve a total of 2,387 plaintiffs and 17,623 defendants

In each case, the amount described is per plaintiff against all of the defendants, collectively. Thus, it usually is not possible at the outset of a case to determine the specific dollar amount of a claim against AK Steel. In fact, it usually is not even possible at the outset to determine which of the plaintiffs actually will pursue a claim against AK Steel. Typically, that can only be determined through written interrogatories or other discovery after a case has been filed. Thus, in a case involving multiple plaintiffs and multiple defendants, AK

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Steel initially only accounts for the lawsuit as one claim against it. After AK Steel has determined through discovery whether a particular plaintiff will pursue a claim against it, it makes an appropriate adjustment to statistically account for that specific claim. It has been AK Steel’s experience to date that only a small percentage of asbestos plaintiffs ultimately identify AK Steel as a target defendant from whom they actually seek damages and most of these claims ultimately are either dismissed or settled for a small fraction of the damages initially claimed. Set forth below is a chart showing the number of new claims filed (accounted for as described above), the number of pending claims disposed of (i.e., settled or otherwise dismissed), and the approximate net amount of dollars paid on behalf of AK Steel in settlement of asbestos-related claims in 2013, 2012 and 2011.

	2013	2012	2011
New Claims Filed	42	50	31
Pending Claims Disposed Of	39	24	44
Total Amount Paid in Settlements	$1.0	$0.8	$0.7

Since the onset of asbestos claims against AK Steel in 1990, five asbestos claims against it have proceeded to trial in four separate cases. All five concluded with a verdict in favor of AK Steel. AK Steel intends to continue to vigorously defend the asbestos claims asserted against it. Based upon its present knowledge, and the factors set forth above, the Company believes it is unlikely that the resolution in the aggregate of the asbestos claims against AK Steel will have a materially adverse effect on the Company’s consolidated results of operations, cash flows or financial condition. However, predictions as to the outcome of pending litigation, particularly claims alleging asbestos exposure, are subject to substantial uncertainties. These uncertainties include (1) the significantly variable rate at which new claims may be filed, (2) the effect of bankruptcies of other companies currently or historically defending asbestos claims, (3) the uncertainties surrounding the litigation process from jurisdiction to jurisdiction and from case to case, (4) the type and severity of the disease alleged to be suffered by each claimant, and (5) the potential for enactment of legislation affecting asbestos litigation.

As previously reported, on October 20, 2009, William Schumacher filed a purported class action against the AK Steel Corporation Retirement Accumulation Pension Plan, or AK RAPP, and the AK Steel Corporation Benefit Plans Administrative Committee in the United States District Court for the Southern District of Ohio, Case No. 1:09cv794. The complaint alleges that the method used under the AK RAPP to determine lump sum distributions does not comply with ERISA and the Internal Revenue Code and resulted in underpayment of benefits to him and the other class members. The plaintiff and the other individuals on whose behalf the plaintiff filed suit were excluded by the Court in 2005 from similar litigation previously reported and now resolved (the class action litigation filed January 2, 2002 by John D. West) based on previous releases of claims they had executed in favor of the Company. There were a total of 92 individuals who were excluded from the prior litigation. On January 24, 2011, this case was certified as a class action. On December 12, 2011, the Court entered a final judgment in an amount slightly in excess of $3.0, which included pre-judgment interest at the statutory rate through that date. The defendants filed an appeal from that final judgment to the United States Court of Appeals for the Sixth Circuit and the plaintiff filed an appeal on the issue of how the pre-judgment interest was calculated. On March 28, 2013, the Court of Appeals issued an opinion in which it upheld the District Court’s decision with respect to liability and reversed and remanded the District Court's decision with respect to pre-judgment interest. On May 29, 2013, Plaintiffs’ counsel filed a motion for a determination of the new rate for pre-judgment interest with respect to the final judgment amount of $3.0. On November 13, 2013, the District Court entered final judgment in the amount of $4.4, including pre-judgment and post-judgment interest, in accordance with its determination of the pre-judgment interest issue. That judgment was paid on November 21, 2013 from the Company’s pension trust. On October 14, 2013, Plaintiffs’ counsel filed a motion requesting an award of attorney fees of $1.3. The Company opposed that motion. By order dated February 4, 2014, the Court granted in part and denied in part the motion filed by Plaintiffs’ counsel seeking an award of fees. As part of the order, the Court directed the defendants to pay to Plaintiffs’ counsel statutory fees in the amount of approximately $0.6. Because, like the final judgment, any award of attorney fees will be paid out of the Company’s pension trust, the Company has not recorded an accrual related to this matter. Upon payment of such fees (which is expected to be in the first quarter of 2014), this matter will be concluded as to the defendants.

As previously reported, on October 20, 2005, Judith A. Patrick and another plaintiff filed a purported class action against AK Steel and the AK Steel Corporation Benefit Plans Administrative Committee in the United States District Court for the Southern District of Ohio, Case No. 1:05-cv-681. The complaint alleged that the defendants incorrectly calculated the amount of surviving spouse benefits due to be paid to the plaintiffs under an applicable pension plan. The case subsequently was certified as a class action. Pursuant to a settlement conference called by the District Court, the parties reached a settlement of this matter in 2013, subject to court approval after a fairness hearing. On July 1, 2013, the parties filed a Motion for Preliminary Approval of Class Settlement. An order providing such preliminary approval was entered on July 29, 2013. The District Court held a fairness hearing on November 20, 2013 and on November 22, 2013 entered a final order approving the class action settlement and an order dismissing the litigation with prejudice. Pursuant to the terms of the settlement, the named plaintiffs and other participating class members were paid $1.7 and $0.8 was paid to plaintiffs’ attorneys for fees and costs, for a total payment of $2.5. The settlement payments set forth above were made from the Company’s pension plan trust in the first quarter of 2014. Upon such payments, this matter was concluded.

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As previously reported, in September and October 2008, several companies filed purported class actions in the United States District Court for the Northern District of Illinois against nine steel manufacturers, including AK Holding. The case numbers for these actions are 08CV5214, 08CV5371, 08CV5468, 08CV5633, 08CV5700, 08CV5942 and 08CV6197. An additional action, case number 10CV04236, was filed in the same federal district court on July 8, 2010. On December 28, 2010 another action, case number 32,321, was filed in state court in the Circuit Court for Cocke County, Tennessee. The defendants removed the Tennessee case to federal court and filed a motion to transfer the case to the Northern District of Illinois. That motion was granted on March 28, 2012. The plaintiffs in the various pending actions are companies which claim to have purchased steel products, directly or indirectly, from one or more of the defendants and they purport to file the actions on behalf of all persons and entities who purchased steel products for delivery or pickup in the United States from any of the named defendants at any time from at least as early as January 2005. The complaints allege that the defendant steel producers have conspired in violation of antitrust laws to restrict output and to fix, raise, stabilize and maintain artificially high prices with respect to steel products in the United States. Discovery has commenced. On May 24, 2012, the direct purchaser plaintiffs filed a motion for class certification. On February 28, 2013, the defendants filed a memorandum in opposition to the motion for class certification and motions to exclude the opinions of the plaintiffs’ experts. The motion for class certification and the motions to exclude the opinions of the plaintiffs’ experts are set for an evidentiary hearing on March 15, 2014. No trial date has been set. AK Holding intends to contest this matter vigorously. To date, discovery in this action has proceeded only with respect to issues relating to class certification. Accordingly, the Company does not have adequate information available to determine that a loss is probable or to reliably or accurately estimate its potential loss in the event that the plaintiffs were to prevail. Because the Company has been unable to determine that the potential loss in this case is probable or estimable, it has not recorded an accrual related to this matter. In the event that the Company’s assumptions used to evaluate whether a loss in this matter is either probable or estimable prove to be incorrect or change in future periods, the Company may be required to record a liability for an adverse outcome.

As previously reported, on August 26, 2009, Consolidation Coal Company (“Consolidation”) filed an action against AK Steel and Neville Coke LLC (“Neville”) in the Court of Common Pleas of Allegheny County, Pennsylvania, Case No. GD-09-14830. The complaint alleged that Consolidation and Neville entered into a contract whereby Consolidation would supply metallurgical coal for use by Neville in its coke making operations. Consolidation asserts that Neville breached the alleged contract when it refused to purchase coal from Consolidation. The complaint also alleges that AK Steel tortiously interfered with the purported contractual and business relationship between Consolidation and Neville. Consolidation sought monetary damages from AK Steel in an amount in excess of $30.0 and monetary damages from Neville in an amount in excess of $20.0. On March 18, 2010, AK Steel and Neville filed their answers to the complaint and discovery commenced. The case previously was set for trial commencing on May 9, 2013, but that trial date was vacated so that the parties could explore the possibility of settlement through commercial terms. The parties reached a settlement which involves a commercial resolution of the dispute and no separate payment of any settlement monies. The parties filed a praecipe to settle and discontinue the litigation on December 16, 2013. As a result, this matter is now concluded.

As previously reported, on December 31, 2009, Heritage Coal Company LLC, Patriot Coal Corporation and Pine Ridge Coal Company (collectively, “Heritage Coal”) filed a third-party complaint against AK Steel in the Circuit Court of Boone County, West Virginia, naming AK Steel as a third-party defendant in 108 separate personal injury actions. Those actions were consolidated for discovery and pretrial proceedings under Civil Action No. 09-C-212. The various plaintiffs in the underlying actions sought damages allegedly caused by groundwater contamination arising out of certain coal mining operations in West Virginia. In its third-party complaint, Heritage Coal seeks a determination of its potential rights of contribution against AK Steel pursuant to a January 20, 1984 Asset Purchase Agreement between Heritage Coal’s predecessor-in-interest, Peabody Coal Company, as buyer, and AK Steel’s predecessor-in-interest, Armco Inc., as seller, for the sale of certain coal real estate and leasehold interests located in West Virginia, which Heritage alleges included property now the subject of the underlying civil actions. On March 28, 2010, AK Steel entered into a tentative settlement agreement with the plaintiffs and Heritage Coal. The payments made by AK Steel pursuant to this settlement will not be material to the Company’s future financial results. The parties are in the process of documenting and obtaining formal court approval of the settlement, which is expected to be completed in the near future. The settlement will resolve all of the claims raised by Heritage Coal in the third-party complaint and will also release AK Steel from any claims by the plaintiffs in the underlying actions.

As previously reported, on April 7, 2011, Ruth Abrams filed a shareholder derivative action against AK Holding, each of the current members of its Board of Directors, and the five officers identified in the AK Holding 2010 Proxy Statement (the “2010 Proxy”) as Named Executive Officers. The action was filed in the United States District Court for the District of Delaware, Case No. 1:11-cv-00297-LPS. The complaint alleged that the director defendants and executive defendants breached fiduciary duties of loyalty and care, that the director defendants committed waste, and that the executive defendants were unjustly enriched. More specifically, it alleged that the 2010 Proxy contained false or misleading statements concerning compliance by AK Holding with Section 162(m) of the Internal Revenue Code and the tax deductibility of certain executive compensation paid to the Named Executive Officers. The Complaint sought an injunction requiring correction of the allegedly false statements and preventing future awards under certain benefit plans to the five Named Executive Officers. It also sought an equitable accounting, disgorgement in favor of AK Holding for certain alleged losses, and an award of attorneys’ fees and expenses. After dismissal of the first two complaints filed by Abrams, she filed a Second Amended Complaint on September 4, 2012, adding a new direct claim for coercion and adding and deleting certain factual allegations. On October 2, 2012, the defendants filed motions to dismiss the second amended complaint. On November 13, 2013, the court granted the defendants’ motion to dismiss

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the second amended complaint with prejudice. Abrams did not appeal that order and the litigation thus now is concluded in favor of the defendants.

As previously reported, on January 20, 2010, ArcelorMittal France and ArcelorMittal Atlantique et Lorraine (collectively “ArcelorMittal”) filed an action against AK Steel (and two other steel manufacturers) in the United States District Court for the District of Delaware, Case No. 10-050-SLR. The complaint alleges that AK Steel is infringing the claims of U.S. Patent No. 6,296,805 (the “Patent”) in making pre-coated cold-rolled boron steel sheet and seeks injunctive relief and unspecified compensatory damages. On March 4, 2010, AK Steel filed an answer in which it denied ArcelorMittal’s claims and raised various affirmative defenses. On that date, AK Steel also filed counterclaims against ArcelorMittal for a declaratory judgment that AK Steel is not infringing the Patent and that the Patent is invalid. Subsequently, the trial court bifurcated the issues of liability and damages. The case proceeded with a trial to a jury on the issue of liability during the week of January 15, 2011. The jury returned a verdict that AK Steel did not infringe the Patent and that the Patent was invalid. Judgment subsequently was entered in favor of AK Steel and ArcelorMittal filed an appeal with the United States Court of Appeals for the Federal Circuit. On November 30, 2012, the Court of Appeals issued a decision confirming that AK Steel had prevailed on the key claim related to patent infringement and affirming the basis for the jury finding of no infringement. The Court of Appeals reversed, however, certain findings related to the validity of the Patent and remanded the case to the trial court for further proceedings. On January 30, 2013, ArcelorMittal filed a motion for rehearing with the Court of Appeals. On March 20, 2013, the Court of Appeals denied ArcelorMittal’s motion for rehearing. The case then was remanded to the trial court for further proceedings. On April 16, 2013, pursuant to a petition previously filed by ArcelorMittal and ArcelorMittal USA LLC, the U.S. Patent and Trademark Office reissued the Patent as U.S. Reissue Patent RE44,153 (the “Reissued Patent”). Also on April 16, 2013, ArcelorMittal filed a second action against AK Steel in the United States District Court for the District of Delaware, Case No. 1:13-cv-00685 (the “Second Action”). The complaint filed in the Second Action alleges that AK Steel is infringing the claims of the Reissued Patent and seeks injunctive relief and unspecified compensatory damages. On April 23, 2013, AK Steel filed a motion to dismiss key elements of the complaint filed in the Second Action. In addition, the parties briefed related non-infringement and claims construction issues in the original action. On October 25, 2013, the District Court granted summary judgment in favor of AK Steel, confirming that AK Steel’s product does not infringe the original Patent or the Reissued Patent. The Court further ruled that ArcelorMittal’s Reissued Patent was invalid due to ArcelarMittal’s deliberate violation of a statutory prohibition on broadening a patent through reissue more than two years after the original Patent was granted and that the original Patent had been surrendered when the Reissued Patent was issued and thus is no longer in effect. Final Judgment was entered on October 31, 2013. On November 6, 2013, ArcelorMittal filed a motion to clarify or, in the alternative, to alter or amend the October 31, 2013 judgment. The defendants opposed the motion. On December 5, 2013, the court issued a memorandum and order denying the motion and entering final judgment in favor of defendants, including AK Steel, and against ArcelorMittal, specifically ruling that all claims of ArcelorMittal’s Reissued Patent are invalid as violative of 35 U.S.C. §251(d). On December 30, 2013, ArcelorMittal filed notices of appeal to the Federal Circuit Court of Appeals. AK Steel intends to continue to contest this matter vigorously. At this time, the Company has not made a determination that a loss is probable and it does not have adequate information to reliably or accurately estimate its potential loss in the event that ArcelorMittal were to prevail in its appeal in this dispute. Because the Company has been unable to determine that the potential loss in this case is probable or estimable, it has not recorded an accrual related to this matter. In the event that the Company’s assumptions used to evaluate whether a loss in this matter is either probable or estimable prove to be incorrect or change in future periods, the Company may be required to record a liability for an adverse outcome.

Trade Cases

As previously reported, on June 1, 2009, the Chinese Ministry of Commerce (“MOFCOM”) initiated antidumping and countervailing duty investigations of imports of grain-oriented electrical steel (“GOES”) from Russia and the United States. China initiated the investigations based on a petition filed by two Chinese steelmakers. These two steelmakers alleged that AK Steel and Allegheny Technologies Inc. of the United States and Novolipetsk Steel of Russia exported GOES to China at less than fair value, and that the production of GOES in the United States has been subsidized by the U.S. government. On December 9, 2009, MOFCOM issued its preliminary determination that GOES producers in the United States and Russia had been dumping in the China market and that GOES producers in the United States had received subsidies from the U.S. government. The Chinese authorities imposed provisional additional duties on future imports of GOES from Russia and/or the United States to China. On or about April 10, 2010, MOFCOM issued a final determination of dumping and subsidization against GOES producers in the United States and Russia. On September 16, 2010, the Office of the United States Trade Representative (“USTR”) filed a complaint with the World Trade Organization (the “WTO”) against China for violating the WTO’s rules by imposing antidumping and countervailing duties against imports of GOES from the United States. After conducting several rounds of hearings, on June 15, 2012, a panel (“the Panel”) composed by the WTO to decide the case issued its final decision in the case. In its decision, the Panel concluded that MOFCOM imposed antidumping and countervailing duties on imports of GOES from the United States in a manner that was inconsistent with China’s WTO obligations. On July 20, 2012, China filed an appeal of the Panel’s decision to the WTO Appellate Body. On October 18, 2012, the Appellate Body upheld the decisions of the Panel. On November 16, 2012, the WTO Dispute Settlement Body adopted the decisions of the Panel. Subsequently, a WTO Arbitrator determined that China should implement the WTO decision by July 31, 2013. In its final determination issued on July 31, 2013, MOFCOM reduced the countervailing duty rate applicable to AK Steel from 11.7 percent to 3.4 percent and determined that the antidumping duty rate applicable to AK Steel will remain at 7.8 percent, for a total of 11.2 percent. AK Steel does not believe that China has remedied the flaws that the WTO identified in MOFCOM’s material injury finding. Accordingly, AK Steel urged USTR to request, and USTR now has

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requested, a WTO dispute settlement panel to determine that China has failed to comply with the WTO decision. AK Steel also has urged USTR to ask that WTO Dispute Settlement Body for permission to impose trade sanctions. AK Steel intends to continue to fully support the USTR in this matter.

On September 18, 2013, AK Steel, along with another domestic producer and the United Steelworkers, filed trade cases against imports of grain-oriented electrical steel (“GOES”) from seven countries. Antidumping (“AD”) petitions were filed against China, the Czech Republic, Germany, Japan, Poland, Russia and South Korea and a countervailing duty (“CVD”) petition was filed against China charging that unfairly traded imports of GOES from those seven countries are causing material injury to the domestic industry. The United States Department of Commerce (“DOC”) initiated the cases on October 24, 2013. On November 19, 2013, the International Trade Commission (“ITC”) made a preliminary determination that there is a reasonable indication that GOES imports caused or threaten to cause material injury. The DOC is expected to make preliminary determinations with regard to dumping and subsidies in the second quarter of 2014, at which point the DOC may impose preliminary duties. If preliminary duties are imposed, covered importers would be required to pay cash deposits to the U.S. Government covering those duties beginning as of the date of the preliminary determination. Those preliminary duties would remain in effect until final determinations are issued. The entire investigation is expected to take approximately one year, with final determinations of whether there have been dumping, subsidization, and injury likely occurring in the fall of 2014.

On September 30, 2013, AK Steel filed trade cases against imports of non-oriented electrical steel (“NOES”) from six countries. AD petitions were filed against China, Germany, Japan, South Korea, Sweden and Taiwan and CVD petitions were filed against China, South Korea and Taiwan charging that unfairly traded imports of NOES from those six countries are causing material injury to the domestic industry. The DOC initiated the cases on November 7, 2013. On December 3, 2013, the ITC made a preliminary determination that there is a reasonable indication that NOES imports caused or threaten to cause material injury. The DOC is expected make preliminary determinations with regard to dumping and subsidies in the second quarter of 2014, at which point DOC may impose preliminary duties. If preliminary duties are imposed, covered importers would be required to pay cash deposits covering the preliminary duties to the U.S. Government beginning as of the date of the preliminary determination. Those preliminary duties would remain in effect until final determinations are issued. The entire investigation is expected to take approximately one year, with final determinations of whether there have been dumping, subsidization, and injury likely occurring in the fall of 2014.

Other Contingencies

In addition to the matters discussed above, there are various pending and potential claims against AK Steel and its subsidiaries involving product liability, commercial, employee benefits and other matters arising in the ordinary course of business. Because of the considerable uncertainties which exist with respect to any claim, it is difficult to reliably or accurately estimate what would be the amount of a loss in the event that a claimant(s) were to prevail. In the event that material assumptions or factual understandings relied upon by the Company to evaluate its exposure with respect to these contingencies prove to be inaccurate or otherwise change in the future, the Company may be required to record a liability for an adverse outcome. To the extent, however, that the Company has been able to reasonably evaluate its potential future liabilities with respect to all of these contingencies, including those described more specifically above, it is the Company’s opinion, unless otherwise noted, that the ultimate liability resulting from these contingencies, individually and in the aggregate, should not have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

NOTE 10 - Stockholders’ Equity

Preferred Stock:  There are 25,000,000 shares of preferred stock authorized; no shares are issued or outstanding.

Common Stock:  The holders of common stock are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available for distribution.  The holders have one vote per share in respect of all matters and are not entitled to preemptive rights. In November 2012, AK Holding issued 25.3 million shares of common stock at $4.00 per share. Net proceeds received were $96.4 after underwriting discounts and other fees.

Dividends:  The instruments governing the Company’s outstanding senior debt do not include covenants restricting dividend payments.  The Company’s Credit Facility contains certain restrictive covenants with respect to the Company’s payment of dividends. Under these covenants, dividends are permitted provided (i) availability exceeds $247.5 or (ii) availability exceeds $192.5 and the Company meets a fixed charge coverage ratio of one to one as of the most recently ended fiscal quarter. If the Company cannot meet either of these thresholds, dividends would be limited to $12.0 annually. Currently, the availability under the Credit Facility significantly exceeds $247.5. In July 2012, the Company elected to suspend its dividend program in order to enhance the Company’s financial flexibility and further support capital needs for the business.  Accordingly, although the Company has elected to suspend its dividend program, there currently are no covenant restrictions that would restrict the Company’s ability to declare and pay a dividend to its stockholders. Cash dividends paid in 2012 by the Company to its shareholders were determined to be a return of capital under the United States Internal Revenue Code.

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Share Repurchase Program:  In October 2008, the Board of Directors authorized the Company to repurchase, from time to time, up to $150.0 of its outstanding common stock.  In 2013, 2012 and 2011, the Company did not make any common stock repurchases under this program. As of December 31, 2013, there was $125.6 remaining for repurchase under the Board of Directors’ authorization.

NOTE 11 - Share-based Compensation

AK Holding’s Stock Incentive Plan (the “SIP”) permits the granting of nonqualified stock option, restricted stock, performance share and/or restricted stock unit (“RSUs”) awards to Directors, officers and other employees of the Company. Stockholders have approved an aggregate maximum of 19 million shares issuable under the SIP through December 31, 2019, of which 3.0 million are available for future grant as of December 31, 2013.

The following table summarizes information about share-based compensation expense for the years ended December 31, 2013, 2012 and 2011:

Share-based Compensation Expense	2013	2012	2011
Stock options	$1.5	$2.4	$2.3
Restricted stock	2.9	5.3	5.9
Restricted stock units issued to Directors	1.0	0.9	0.9
Performance shares	4.1	6.0	5.8
Pre-tax share-based compensation expense	$9.5	$14.6	$14.9

Stock Options

Stock options have a maximum term of ten years and may not be exercised earlier than six months following the date of grant or such other term as may be specified in the award agreement. Stock options granted to officers and key managers vest and become exercisable in three equal installments on the first, second and third anniversaries of the grant date. The exercise price of each option may not be less than the market price of the Company’s common stock on the date of the grant. The Company has not had, and does not have, a policy or practice of repricing stock options to lower the price at which such options are exercisable.

The Company uses the Black-Scholes option valuation model to value the nonqualified stock options. Historical data regarding stock option exercise behaviors was used to estimate the expected life of options granted based on the period of time that options granted are expected to be outstanding. The risk-free interest rate is based on the Daily Treasury Yield Curve published by the U.S. Treasury on the date of grant. The expected volatility is determined by using a blend of historical and implied volatility. The expected dividend yield is based on the Company’s historical dividend payments. The Company estimates that 5% of the options issued will be forfeited.

The Company’s estimate of fair value of options granted is calculated as of the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

	2013	2012	2011
Expected volatility	57.8% – 68.8%	63.2% – 73.2%	59.7% – 78.0%
Weighted-average volatility	65.2%	69.4%	62.1%
Expected term (in years)	2.9-6.4	2.8 – 6.3	2.7 – 6.3
Risk-free interest rate	0.4% - 1.1%	0.3% - 1.2%	0.4% – 2.6%
Dividend yield	—%	2.2%	1.4%
Weighted-average grant-date fair value per share of options granted	$2.44	$4.31	$6.83

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A summary of option activity for the year ended December 31, 2013, is presented below:

Stock Options	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Outstanding at December 31, 2012	1,819,382	$14.46
Granted	502,750	4.58
Exercised	(15,000)	4.57
Canceled	(113,600)	14.64
Outstanding at December 31, 2013	2,193,532	12.26	5.9	$1.9

Exercisable at December 31, 2013	1,283,599	15.85	4.7	0.1

Unvested at December 31, 2013	909,933	7.19	7.7	1.8

Unvested at December 31, 2013 expected to vest	864,436	7.19	7.7	1.7

The total intrinsic value of stock option awards that were exercised during the years ended December 31, 2013, 2012 and 2011, was $0.0, $0.0 and $0.2, respectively. Intrinsic value is based upon the actual market price on the date of exercise, as determined by the quoted average of the reported high and low sales prices on such date. As of December 31, 2013, there were $0.4 of total unrecognized compensation costs related to non-vested stock options, which costs are expected to be recognized over a weighted-average period of 1.6 years.

Restricted Stock and Restricted Stock Units

Restricted stock awards granted to officers and key managers ordinarily are awarded on terms pursuant to which the shares covered by the award vest ratably on the first, second and third anniversaries of the grant.

Equity-based compensation granted to Directors is comprised entirely of RSUs. Grants of RSUs vest immediately upon grant, but are not settled (i.e., paid out) until one year after the date of the grant, unless deferred settlement is elected. Directors have the option to defer settlement of their RSUs until six months following termination of their service on the Board and also may elect to take distribution of the shares upon settlement in a single distribution or in annual installments not to exceed fifteen years.

A summary of the activity for non-vested restricted stock awards for the year ended December 31, 2013, is presented below:

Restricted Stock Awards	Restricted Shares	Weighted- Average Grant Date Fair Value
Outstanding at December 31, 2012	398,113	$11.33
Granted	550,581	4.43
Vested/restrictions lapsed	(466,641)	8.14
Canceled	(48,824)	8.02
Outstanding at December 31, 2013	433,229	6.35

The weighted-average grant date fair value of restricted stock awards granted during the years ended December 31, 2013, 2012 and 2011, was $4.43, $8.78 and $14.47 per share, respectively. The total intrinsic value of restricted stock awards that vested (i.e., restrictions lapsed) during the years ended December 31, 2013, 2012 and 2011, was $2.1, $4.9 and $4.4, respectively. As of December 31, 2013, there were $1.3 of total unrecognized compensation costs related to non-vested restricted stock awards granted under the SIP, which costs are expected to be recognized over a weighted-average period of 1.7 years.

Performance Shares

Performance shares are granted to officers and key managers. The awards are earned based upon meeting performance measures over a three-year period. Though a target number of performance shares are awarded on the grant date, the total number of performance shares issued to the participant upon vesting is based on two equally-rated metrics: (i) the Company’s share performance compared to a prescribed compounded annual growth rate and (ii) the Company’s total share return compared to Standard & Poor’s MidCap 400 index.

Index

The Company’s estimate of fair value of performance shares granted is calculated as of the date of grant using a Monte Carlo simulation model with the following weighted-average assumptions:

	2013	2012	2011
Company expected volatility	59.2%	69.4%	89.0%
S&P’s MidCap 400 index expected volatility	34.7%	42.2%	52.4%
Risk-free interest rate	0.4%	0.4%	1.0%
Dividend yield	—%	2.2%	1.4%
Weighted-average grant-date fair value per performance share granted	$4.68	$9.89	$15.78

A summary of the activity for non-vested performance share awards for the year ended December 31, 2013, is presented below:

Performance Share Awards	Performance Shares	Weighted- Average Grant Date Fair Value
Outstanding at December 31, 2012	942,313	$12.24
Granted	585,450	4.68
Earned	—	—
Expired or forfeited	(474,990)	14.02
Outstanding at December 31, 2013	1,052,773	7.23

As of December 31, 2013, there were $3.4 of total unrecognized compensation costs related to non-vested performance share awards granted under the SIP, which costs are expected to be recognized over a weighted-average period of 1.5 years.

Index

NOTE 12 - Comprehensive Income (Loss)

The details of other comprehensive income (loss), net of tax, are as follows:

2013
Foreign currency translation
Balance at beginning of period	$3.5
Other comprehensive income (loss):
Foreign currency translation gain (loss)	1.2
Balance at end of period	$4.7
Cash flow hedges
Balance at beginning of period	$31.7
Other comprehensive income (loss):
Gains (losses) arising in period	3.5
Income tax expense (benefit)	1.3
Gains (losses) arising in period, net of tax	2.2
Reclassification of losses (gains) to net income (loss):
Hot roll carbon steel coil contracts (a)	(0.4)
Other commodity contracts (b)	(24.8)
Subtotal	(25.2)
Income tax (expense) benefit (d)	(9.6)
Net amount of reclassification of losses (gains) to net income (loss)	(15.6)
Total other comprehensive income (loss), net of tax	(13.4)
Balance at end of period	$18.3
Unrealized holding gains (losses) on securities
Balance at beginning of period	$0.3
Other comprehensive income (loss):
Unrealized holding gains (losses) arising in period	0.2
Income tax expense (benefit)	0.1
Unrealized holding gains (losses) arising in period, net of tax	0.1
Balance at end of period	$0.4
Pension and OPEB plans
Balance at beginning of period	$(34.4)
Other comprehensive income (loss):
Prior service credit (cost) arising in period	(6.1)
Gains (losses) arising in period	422.3
Subtotal	416.2
Income tax expense (benefit)	50.3
Gains (losses) arising in period, net of tax	365.9
Reclassification to net income (loss):
Prior service costs (credits) (c)	(76.2)
Actuarial (gains) losses (c)	25.3
Subtotal	(50.9)
Income tax (expense) benefit (d)	(19.4)
Amount of reclassification to net income (loss), net of tax	(31.5)
Total other comprehensive income (loss), net of tax	334.4
Balance at end of period	$300.0

(a)	Amounts are included in net sales on the Consolidated Statements of Operations.

(b)	Amounts are included in cost of products sold on the Consolidated Statements of Operations.

(c)	Amounts are included in pension and OPEB expense (income) on the Consolidated Statements of Operations.

(d)	Amounts are included in income tax expense (benefit) on the Consolidated Statements of Operations.

Index

The tax effects allocated to each component of other comprehensive income (loss) in 2011 are as follows:

2011
Cash flow hedges:
Gains (losses) arising in period	$(8.0)
Reclassification of loss (gain) to net income (loss)	1.5
Unrealized holding gain (loss) on securities:
Unrealized holding gain (loss) arising in period	(0.2)
Pension and OPEB plans:
Prior service cost arising in period	(7.5)
Reclassification of prior service cost (credits) included in net income (loss)	(22.3)
Gains (losses) arising in period	(122.2)
Reclassification of losses (gains) included in net income (loss)	103.9
Income tax expense (benefit) allocated to other comprehensive income (loss)	$(54.8)

Because of the valuation allowance recorded in 2012, no income tax was allocated to other comprehensive income (loss).

NOTE 13 - Earnings per Share

Reconciliation of the numerators and denominators for basic and diluted EPS computations is as follows:

	2013	2012	2011
Net income (loss) attributable to AK Steel Holding Corporation	$(46.8)	$(1,027.3)	$(155.6)
Less: distributed earnings to common stockholders and holders of certain stock compensation awards	—	11.0	22.0
Undistributed earnings (loss)	$(46.8)	$(1,038.3)	$(177.6)

Common stockholders earnings—basic and diluted:
Distributed earnings to common stockholders	$—	$11.0	$22.0
Undistributed earnings (loss) to common stockholders	(46.6)	(1,034.6)	(176.9)
Common stockholders earnings (loss)—basic and diluted	$(46.6)	$(1,023.6)	$(154.9)

Common shares outstanding (weighted-average shares in millions):
Common shares outstanding for basic earnings per share	135.8	113.0	109.8
Effect of exchangeable debt	—	—	—
Effect of dilutive stock-based compensation	—	—	—
Common shares outstanding for diluted earnings per share	135.8	113.0	109.8

Basic and diluted earnings per share:
Distributed earnings	$—	$0.10	$0.20
Undistributed earnings (loss)	(0.34)	(9.16)	(1.61)
Basic and diluted earnings (loss) per share	$(0.34)	$(9.06)	$(1.41)

Potentially issuable common shares (in millions) excluded from earnings per share calculation due to anti-dilutive effect	2.6	2.4	1.2

Index

NOTE 14 - Variable Interest Entities

SunCoke Middletown

The Company is a party to supply contracts with SunCoke Middletown, an affiliate of SunCoke, to provide the Company with about 550,000 tons of metallurgical-grade lump coke and approximately 45 megawatts of electrical power annually. Under those agreements, the Company will purchase all of SunCoke Middletown’s coke and electrical power through at least 2031. SunCoke Middletown is a variable interest entity. The Company has committed to purchase all of the expected production of SunCoke Middletown and the Company has been determined to be the primary beneficiary. Thus, the financial results of SunCoke Middletown are required to be consolidated with the results of the Company, even though the Company has no ownership interest in SunCoke Middletown. Included in the Consolidated Statements of Operations were income (loss) before taxes related to SunCoke Middletown of $64.3, $46.0 and $(7.8) for the years ended December 31, 2013, 2012 and 2011, respectively.

Vicksmetal/Armco Associates

The Company indirectly owns a 50% interest in Vicksmetal/Armco Associates (“VAA”), a joint venture with Vicksmetal Company, which is owned by Sumitomo Corporation. VAA slits electrical steel primarily for AK Steel, though also for third parties. AK Steel has determined that VAA meets the definition of a variable interest entity and the financial results of VAA are consolidated with the results of the Company, as the primary beneficiary.

NOTE 15 - Fair Value Measurements

The Company measures certain assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various valuation approaches. The hierarchy of those valuation approaches is broken down into three levels based on the reliability of inputs as follows:

•	Level 1 inputs are quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

•
Level 2 inputs are inputs, other than quoted prices, that are directly or indirectly observable for the asset or liability. Level 2 inputs include model-generated values that rely on inputs either directly observed or readily-derived from available market data sources, such as Bloomberg or other news and data vendors. They include quoted prices for similar assets or liabilities in active markets, inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates and yield curves observable at commonly quoted intervals or current market) and contractual prices for the underlying financial instrument, as well as other relevant economic factors. Common/collective trusts are valued at the net asset value per share multiplied by the number of shares held as of the measurement date. The determination of net asset value for these trusts includes market pricing of the underlying assets as well as broker quotes and other valuation techniques that represent fair value. If the Company has the ability to redeem its investment in the respective alternative investment at the net asset value with no significant restrictions on the redemption at the consolidated balance sheet date, the Company has categorized the alternative investment as a Level 2 measurement in the fair value hierarchy. Fair values of the Company’s commodity derivative contracts and foreign currency forward contracts are generated using forward prices that are derived from observable futures prices relating to the respective commodity or currency from sources such as the New York Mercantile Exchange (NYMEX) or the London Metal Exchange (LME). In cases where the derivative is an option contract (including caps, floors and collars), the Company’s valuations reflect adjustments made to valuations generated by the derivatives’ counterparty. After validating that the counterparty’s assumptions relating to implied volatilities are in line with an independent source for these implied volatilities, the Company discounts these model-generated future values with discount factors designed to reflect the credit quality of the party obligated to pay under the derivative contract. Differing discount rates are applied to different contracts as a function of differing maturities and different counterparties. As of December 31, 2013, a spread over benchmark rates of less than 1.0% was used for derivatives valued as assets and for derivatives valued as liabilities. The Company has estimated the fair value of long-term debt based upon quoted market prices for the same or similar issues or on the current interest rates available to the Company for debt of similar terms and maturities.

•
Level 3 inputs are unobservable inputs for the asset or liability. Unobservable inputs are used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date. This level of categorization is not applicable to the Company’s valuations on a normal recurring basis other than for a portion of its pension assets.

Index

The following fair value table presents information about the Company’s assets and liabilities measured at fair value on a recurring basis as of the dates indicated:

	2013			2012
	Level 1	Level 2	Total	Level 1	Level 2	Total
Assets measured at fair value
Cash and cash equivalents	$45.3	$—	$45.3	$227.0	$—	$227.0
Other current assets—commodity hedge contracts	—	4.9	4.9	—	25.5	25.5
Other non-current assets:
Available for sale investments—cash and cash equivalents	18.6	—	18.6	26.3	—	26.3
Assets measured at fair value	$63.9	$4.9	$68.8	$253.3	$25.5	$278.8

Liabilities measured at fair value
Accrued liabilities:
Foreign exchange contracts	$—	$(0.7)	$(0.7)	$—	$(0.2)	$(0.2)
Commodity hedge contracts	—	(0.4)	(0.4)	—	(1.3)	(1.3)
Other non-current liabilities—commodity hedge contracts	—	(0.1)	(0.1)	—	—	—
Liabilities measured at fair value	$—	$(1.2)	$(1.2)	$—	$(1.5)	$(1.5)

Liabilities measured at other than fair value
Long-term debt, including current portions:
Fair value	$—	$(1,659.9)	$(1,659.9)	$—	$(1,379.3)	$(1,379.3)
Carrying amount	—	(1,507.0)	(1,507.0)	—	(1,411.9)	(1,411.9)

See Note 6 for information on the fair value of pension plan assets. The carrying amounts of the Company’s other financial instruments do not differ materially from their estimated fair values at December 31, 2013 and 2012.

NOTE 16 - Disclosures about Derivative Instruments and Hedging Activities

The Company is subject to fluctuations of exchange rates on a portion of intercompany receivables that are denominated in foreign currencies and uses forward currency contracts to manage exposures to certain of these currency price fluctuations. These contracts have not been designated as hedges for accounting purposes and gains or losses are reported in earnings on a current basis in other income (expense).

The Company is exposed to fluctuations in market prices of raw materials and energy sources, as well as to the effect of market prices on the sale of certain commodity steel (hot roll carbon steel coils). The Company may use cash-settled commodity price swaps and options (including collars) to hedge the market risk associated with the purchase of certain of its raw materials and energy requirements and the sale of hot roll carbon steel coils. These derivatives are routinely used with respect to a portion of the Company’s natural gas and nickel requirements and are sometimes used with respect to its iron ore, aluminum, zinc and electricity requirements. The Company’s hedging strategy is designed to mitigate the effect on earnings from the price volatility of these various commodity exposures. Independent of any hedging activities, price increases in any of these commodity markets could negatively affect operating costs or selling prices.

All commodity derivatives are marked to market and recognized as an asset or liability at fair value. The effective gains and losses for commodity derivatives designated as cash flow hedges of forecasted purchases of raw materials and energy sources are recorded in accumulated other comprehensive income (loss) on the Consolidated Balance Sheets and reclassified into cost of products sold in the same period as the earnings recognition of the associated underlying transaction. The effective gains and losses for hot roll carbon steel coils derivatives designated as cash flow hedges of forecasted sales are recorded in accumulated other comprehensive income on the Consolidated Balance Sheets and reclassified into net sales in the same period as the earnings recognition of the associated underlying transaction. Gains and losses on these designated derivatives arising from either hedge ineffectiveness or related to components excluded from the assessment of effectiveness are recognized in current earnings under net sales or cost of products sold, as appropriate. All gains or losses from derivatives for which hedge accounting treatment has not been elected are also reported in earnings on a current basis in net sales or cost of products sold.

Index

As of December 31, 2013 and 2012, the Company had the following outstanding commodity price swaps and options and forward foreign exchange contracts:

Commodity	2013	2012
Nickel (in lbs)	763,300	420,100
Natural gas (in MMBTUs)	3,240,000	9,000,000
Zinc (in lbs)	12,000,000	—
Iron ore (in metric tons)	190,735	1,140,000
Hot roll carbon steel coils (in short tons)	74,147	30,000
Foreign exchange contracts (in euros)	€17,730,000	€15,950,000

The following table presents the fair value of derivative instruments in the Consolidated Balance Sheets as of December 31, 2013 and 2012:

Asset (liability)	2013	2012
Derivatives designated as hedging instruments:
Other current assets—commodity contracts	$2.6	$25.5
Accrued liabilities—commodity contracts	—	(1.2)

Derivatives not designated as hedging instruments:
Other current assets—commodity contracts	2.3	—
Accrued liabilities:
Foreign exchange contracts	(0.7)	(0.2)
Commodity contracts	(0.4)	(0.1)
Other noncurrent liabilities—commodity contracts	(0.1)	—

The following table presents gains (losses) on derivative instruments included in the Consolidated Statements of Operations for the years ended December 31, 2013, 2012 and 2011:

Gain (loss)	2013	2012	2011
Derivatives in cash flow hedging relationships—
Commodity contracts:
Reclassified from accumulated other comprehensive income into net sales (effective portion)	$0.4	$—	$—
Reclassified from accumulated other comprehensive income into cost of products sold (effective portion)	24.8	(36.3)	(4.0)
Recorded in cost of products sold (ineffective portion and amount excluded from effectiveness testing)	3.3	0.1	(10.2)

Derivatives not designated as hedging instruments:
Foreign exchange contracts—recognized in other income (expense)	(0.1)	(1.2)	0.8
Commodity contracts:
Recognized in net sales	(3.1)	—	—
Recognized in cost of products sold	1.7	(0.6)	(5.1)

The following table lists the amount of gains (losses) before tax expected to be reclassified into earnings within the next twelve months for the Company’s existing commodity contracts that qualify for hedge accounting, as well as the period of time over which the Company is hedging its exposure to the volatility in future cash flows:

Commodity Hedge	Settlement Dates	Gains (losses)
Natural gas	January 2014 to December 2014	$2.3
Zinc	January 2014 to December 2014	0.5

Index

NOTE 17 - Supplemental Cash Flow Information

The following table presents the net cash paid (received) during the period for interest, net of capitalized interest, and income taxes:

	2013	2012	2011
Net cash paid (received) during the period for:
Interest, net of capitalized interest	$116.2	$69.5	$44.3
Income taxes	1.2	1.3	0.1

Included in net cash flows from operations was cash provided by (used by) SunCoke Middletown of $82.6, $55.2 and $(15.7) for the years ended December 31, 2013, 2012 and 2011, respectively. Consolidated cash and cash equivalents at December 31, 2013, includes $14.2 of cash and cash equivalents of SunCoke Middletown. There are no compensating balance arrangements or legal restrictions on the cash and cash equivalents of SunCoke Middletown, however, it is not available for the Company’s use.

The Company had non-cash capital investments during the years ended December 31, 2013, 2012 and 2011, that had not been paid as of the end of the respective period. These amounts are included in accounts payable and accrued liabilities and have been excluded from the Consolidated Statements of Cash Flows. The Company also granted restricted stock to certain employees and restricted stock units to directors under the SIP. The amounts of non-cash investing and financing activities for the years ended December 31, 2013, 2012 and 2011, were as follows:

	2013	2012	2011
Capital investments	$10.2	$13.9	$10.2
Capital investments—SunCoke Middletown	—	—	16.3
Issuance of restricted stock and restricted stock units	3.0	5.4	5.7
Issuance of note payable for AK Coal purchase (at fair value)	—	—	10.2

NOTE 18 - Quarterly Information (Unaudited)

Earnings per share for each quarter and the year are calculated individually and may not sum to the total for the year.

	2013
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Net sales	$1,369.8	$1,404.5	$1,331.3	$1,464.8	$5,570.4
Operating profit	33.2	13.7	25.9	63.0	135.8
Net income (loss) attributable to AK Holding	(9.9)	(40.4)	(31.7)	35.2	(46.8)
Basic and diluted earnings (loss) per share	$(0.07)	$(0.30)	$(0.23)	$0.26	$(0.34)

	2012
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Net sales	$1,508.7	$1,538.4	$1,463.5	$1,423.1	$5,933.7
Operating profit (loss)	4.1	56.7	(12.0)	(176.9)	(128.1)
Net income (loss) attributable to AK Holding	(11.8)	(724.2)	(60.9)	(230.4)	(1,027.3)
Basic and diluted earnings (loss) per share	$(0.11)	$(6.55)	$(0.55)	$(1.89)	$(9.06)

Included in operating profit (loss) for the fourth quarter and full year of 2012 was a pension corridor charges of $157.3. Included in net income (loss) attributable to AK Holding for the second quarter of 2012 was a charge to income tax expense of $736.0 for an increase in the valuation allowance on its deferred tax assets. Income taxes for the second and third quarters of 2013 were estimated using the discrete method.

Index

NOTE 19 - Supplemental Guarantor Information

AK Steel’s Secured Notes, 2020 Notes and 2022 Notes (collectively, the “Senior Notes”) and Exchangeable Notes are governed by indentures entered into by AK Holding and its 100%-owned subsidiary, AK Steel. In April 2014, the Company designated two 100%-owned subsidiaries, AK Tube LLC and AK Steel Properties, Inc., as guarantor subsidiaries of the Senior Notes. Under the terms of the indentures, AK Holding and the guarantor subsidiaries each fully and unconditionally, jointly and severally, guarantee the payment of interest, principal and premium, if any, on each of the notes comprising the Senior Notes.

With respect to the Exchangeable Notes, under the terms of the indenture AK Holding fully and unconditionally, jointly and severally, guarantees the payment of interest, principal and premium, if any, on such notes. AK Holding remains the sole guarantor of the Exchangeable Notes.

The presentation of the supplemental guarantor information reflects all investments in subsidiaries under the equity method of accounting. Net income (loss) of the subsidiaries accounted for under the equity method is therefore reflected in their parents’ investment accounts. The principal elimination entries eliminate investments in subsidiaries and inter-company balances and transactions. The following supplemental condensed consolidating financial statements present information about AK Holding, AK Steel, the guarantor subsidiaries of the Senior Notes and the other non-guarantor subsidiaries after the addition of AK Tube and AK Steel Properties as guarantors in April 2014.

Condensed Statements of Comprehensive Income (Loss)
Year Ended December 31, 2013

	AK Holding	AK Steel	Guarantor Subsidiaries of the Senior Notes	Other Non-Guarantor Subsidiaries	Eliminations	Consolidated Company
Net sales	$—	$5,339.3	$261.5	$568.8	$(599.2)	$5,570.4
Cost of products sold (exclusive of items shown separately below)	—	5,012.1	189.0	463.3	(556.6)	5,107.8
Selling and administrative expenses (exclusive of items shown separately below)	4.4	205.0	10.5	26.2	(40.8)	205.3
Depreciation	—	169.4	4.3	16.4	—	190.1
Pension and OPEB expense (income)	—	(68.6)	—	—	—	(68.6)
Total operating costs	4.4	5,317.9	203.8	505.9	(597.4)	5,434.6
Operating profit (loss)	(4.4)	21.4	57.7	62.9	(1.8)	135.8
Interest expense	—	125.9	—	1.5	—	127.4
Other income (expense)	—	(5.9)	6.1	(1.6)	—	(1.4)
Income (loss) before income taxes	(4.4)	(110.4)	63.8	59.8	(1.8)	7.0
Income tax expense (benefit)	—	(27.8)	20.1	(2.0)	(0.7)	(10.4)
Equity in net income (loss) of subsidiaries	(42.4)	40.2	—	—	2.2	—
Net income (loss)	(46.8)	(42.4)	43.7	61.8	1.1	17.4
Less: Net income (loss) attributable to noncontrolling interests	—	—	—	64.2	—	64.2
Net income (loss) attributable to AK Steel Holding Corporation	(46.8)	(42.4)	43.7	(2.4)	1.1	(46.8)
Other comprehensive income (loss)	322.3	322.3	—	1.2	(323.5)	322.3
Comprehensive income (loss) attributable to AK Steel Holding Corporation	$275.5	$279.9	$43.7	$(1.2)	$(322.4)	$275.5

Index

Condensed Statements of Comprehensive Income (Loss)
Year Ended December 31, 2012

	AK Holding	AK Steel	Guarantor Subsidiaries of the Senior Notes	Other Non-Guarantor Subsidiaries	Eliminations	Consolidated Company
Net sales	$—	$5,676.6	$287.4	$618.9	$(649.2)	$5,933.7
Cost of products sold (exclusive of items shown separately below)	—	5,416.8	204.5	533.5	(615.7)	5,539.1
Selling and administrative expenses (exclusive of items shown separately below)	4.4	212.9	9.9	25.4	(43.9)	208.7
Depreciation	—	172.8	4.7	14.5	—	192.0
Pension and OPEB expense (income) (exclusive of corridor charge shown below)	—	(35.3)	—	—	—	(35.3)
Pension corridor charge	—	157.3	—	—	—	157.3
Total operating costs	4.4	5,924.5	219.1	573.4	(659.6)	6,061.8
Operating profit (loss)	(4.4)	(247.9)	68.3	45.5	10.4	(128.1)
Interest expense	—	85.9	—	0.8	—	86.7
Other income (expense)	—	(9.6)	7.0	8.8	—	6.2
Income (loss) before income taxes	(4.4)	(343.4)	75.3	53.5	10.4	(208.6)
Income tax expense (benefit)	—	735.9	30.1	19.8	4.2	790.0
Equity in net income (loss) of subsidiaries	(1,022.9)	56.4	—	—	966.5	—
Net income (loss)	(1,027.3)	(1,022.9)	45.2	33.7	972.7	(998.6)
Less: Net income (loss) attributable to noncontrolling interests	—	—	—	28.7	—	28.7
Net income (loss) attributable to AK Steel Holding Corporation	(1,027.3)	(1,022.9)	45.2	5.0	972.7	(1,027.3)
Other comprehensive income (loss)	(1.6)	(1.6)	—	0.7	0.9	(1.6)
Comprehensive income (loss) attributable to AK Steel Holding Corporation	$(1,028.9)	$(1,024.5)	$45.2	$5.7	$973.6	$(1,028.9)

Index

Condensed Statements of Comprehensive Income (Loss)
Year Ended December 31, 2011

	AK Holding	AK Steel	Guarantor Subsidiaries of the Senior Notes	Other Non-Guarantor Subsidiaries	Eliminations	Consolidated Company
Net sales	$—	$6,205.9	$295.4	$461.3	$(494.6)	$6,468.0
Cost of products sold (exclusive of items shown separately below)	—	5,854.1	208.0	427.1	(452.4)	6,036.8
Selling and administrative expenses (exclusive of items shown separately below)	4.4	222.3	11.0	25.4	(47.7)	215.4
Depreciation	—	177.4	5.6	2.0	—	185.0
Pension and OPEB expense (income) (exclusive of corridor charge shown below)	—	(36.0)	—	—	—	(36.0)
Pension corridor charge	—	268.1	—	—	—	268.1
Total operating costs	4.4	6,485.9	224.6	454.5	(500.1)	6,669.3
Operating profit (loss)	(4.4)	(280.0)	70.8	6.8	5.5	(201.3)
Interest expense	—	47.3	—	0.2	—	47.5
Other income (expense)	—	(8.4)	6.8	(3.7)	—	(5.3)
Income (loss) before income taxes	(4.4)	(335.7)	77.6	2.9	5.5	(254.1)
Income tax expense (benefit)	(1.8)	(125.6)	30.0	1.2	2.2	(94.0)
Equity in net income (loss) of subsidiaries	(153.0)	57.1	—	—	95.9	—
Net income (loss)	(155.6)	(153.0)	47.6	1.7	99.2	(160.1)
Less: Net income (loss) attributable to noncontrolling interests	—	—	—	(4.5)	—	(4.5)
Net income (loss) attributable to AK Steel Holding Corporation	(155.6)	(153.0)	47.6	6.2	99.2	(155.6)
Other comprehensive income (loss)	(89.9)	(89.9)	—	(0.7)	90.6	(89.9)
Comprehensive income (loss) attributable to AK Steel Holding Corporation	$(245.5)	$(242.9)	$47.6	$5.5	$189.8	$(245.5)

Index

Condensed Balance Sheets
December 31, 2013

	AK Holding	AK Steel	Guarantor Subsidiaries of the Senior Notes	Other Non-Guarantor Subsidiaries	Eliminations	Consolidated Company
ASSETS
Current assets:
Cash and cash equivalents	$—	$16.8	$—	$28.5	$—	$45.3
Accounts receivable, net	—	492.4	25.2	35.9	(28.3)	525.2
Inventory, net	—	520.0	19.2	58.5	(11.1)	586.6
Deferred tax assets, current	—	69.4	—	0.2	—	69.6
Other current assets	0.3	43.9	0.2	2.1	—	46.5
Total current assets	0.3	1,142.5	44.6	125.2	(39.4)	1,273.2
Property, plant and equipment	—	5,258.4	94.9	518.6	—	5,871.9
Accumulated depreciation	—	(3,881.7)	(67.9)	(42.2)	—	(3,991.8)
Property, plant and equipment, net	—	1,376.7	27.0	476.4	—	1,880.1
Other non-current assets:
Investment in Magnetation LLC	—	—	—	187.8	—	187.8
Investment in affiliates	(2,772.4)	1,393.8	—	—	1,378.6	—
Inter-company accounts	2,551.1	(3,479.7)	1,269.6	(372.9)	31.9	—
Other non-current assets	—	141.0	33.0	90.6	—	264.6
TOTAL ASSETS	$(221.0)	$574.3	$1,374.2	$507.1	$1,371.1	$3,605.7
LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$—	$550.5	$6.3	$45.6	$(0.6)	$601.8
Accrued liabilities	—	133.6	2.9	6.4	—	142.9
Current portion of long-term debt	—	0.8	—	—	—	0.8
Current portion of pension and other postretirement benefit obligations	—	85.4	—	0.5	—	85.9
Total current liabilities	—	770.3	9.2	52.5	(0.6)	831.4
Non-current liabilities:
Long-term debt	—	1,506.2	—	—	—	1,506.2
Pension and other postretirement benefit obligations	—	960.6	—	4.8	—	965.4
Other non-current liabilities	—	109.6	—	0.4	—	110.0
TOTAL LIABILITIES	—	3,346.7	9.2	57.7	(0.6)	3,413.0
Total stockholders’ equity (deficit)	(221.0)	(2,772.4)	1,365.0	35.7	1,371.7	(221.0)
Noncontrolling interests	—	—	—	413.7	—	413.7
TOTAL EQUITY (DEFICIT)	(221.0)	(2,772.4)	1,365.0	449.4	1,371.7	192.7
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$(221.0)	$574.3	$1,374.2	$507.1	$1,371.1	$3,605.7

Index

Condensed Balance Sheets
December 31, 2012

	AK Holding	AK Steel	Guarantor Subsidiaries of the Senior Notes	Other Non-Guarantor Subsidiaries	Eliminations	Consolidated Company
ASSETS
Current assets:
Cash and cash equivalents	$—	$203.6	$—	$23.4	$—	$227.0
Accounts receivable, net	—	484.4	22.6	31.7	(64.8)	473.9
Inventory, net	—	504.2	24.1	90.3	(9.4)	609.2
Deferred tax assets, current	—	73.0	—	0.2	—	73.2
Other current assets	0.2	57.6	0.3	1.3	—	59.4
Total current assets	0.2	1,322.8	47.0	146.9	(74.2)	1,442.7
Property, plant and equipment	—	5,355.1	93.1	495.7	—	5,943.9
Accumulated depreciation	—	(3,841.9)	(63.6)	(26.1)	—	(3,931.6)
Property, plant and equipment, net	—	1,513.2	29.5	469.6	—	2,012.3
Other non-current assets:
Investment in Magnetation LLC	—	—	—	150.0	—	150.0
Investment in affiliates	(2,660.7)	1,337.4	—	—	1,323.3	—
Inter-company accounts	2,155.2	(3,066.5)	1,190.3	(346.5)	67.5	—
Other non-current assets	—	167.7	33.0	97.4	—	298.1
TOTAL ASSETS	$(505.3)	$1,274.6	$1,299.8	$517.4	$1,316.6	$3,903.1
LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$—	$494.8	$5.8	$38.6	$(0.9)	$538.3
Accrued liabilities	—	155.0	3.0	6.8	—	164.8
Current portion of long-term debt	—	0.7	—	—	—	0.7
Current portion of pension and other postretirement benefit obligations	—	108.1	—	0.5	—	108.6
Total current liabilities	—	758.6	8.8	45.9	(0.9)	812.4
Non-current liabilities:
Long-term debt	—	1,411.2	—	—	—	1,411.2
Pension and other postretirement benefit obligations	—	1,657.2	—	4.5	—	1,661.7
Other non-current liabilities	—	108.3	—	0.5	—	108.8
TOTAL LIABILITIES	—	3,935.3	8.8	50.9	(0.9)	3,994.1
Total stockholders’ equity (deficit)	(505.3)	(2,660.7)	1,291.0	52.2	1,317.5	(505.3)
Noncontrolling interests	—	—	—	414.3	—	414.3
TOTAL EQUITY (DEFICIT)	(505.3)	(2,660.7)	1,291.0	466.5	1,317.5	(91.0)
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$(505.3)	$1,274.6	$1,299.8	$517.4	$1,316.6	$3,903.1

Index

Condensed Statements of Cash Flows
Year Ended December 31, 2013

	AK Holding	AK Steel	Guarantor Subsidiaries of the Senior Notes	Other Non-Guarantor Subsidiaries	Eliminations	Consolidated Company
Net cash flows from operating activities	$(3.5)	$(251.1)	$50.4	$129.6	$(35.6)	$(110.2)
Cash flows from investing activities:
Capital investments	—	(39.2)	(1.7)	(22.7)	—	(63.6)
Investments in acquired businesses	—	—	—	(50.0)	—	(50.0)
Other investing items, net	—	8.5	0.3	6.3	—	15.1
Net cash flows from investing activities	—	(30.7)	(1.4)	(66.4)	—	(98.5)
Cash flows from financing activities:
Net borrowings (repayments) under credit facility	—	90.0	—	—	—	90.0
Proceeds from issuance of long-term debt	—	31.9	—	—	—	31.9
Redemption of long-term debt	—	(27.4)	—	—	—	(27.4)
Debt issuance costs	—	(3.4)	—	—	—	(3.4)
Inter-company activity	4.1	3.9	(49.0)	5.4	35.6	—
SunCoke Middletown advances from (distributions to) noncontrolling interest owners	—	—	—	(64.8)	—	(64.8)
Other financing items, net	(0.6)	—	—	1.3	—	0.7
Net cash flows from financing activities	3.5	95.0	(49.0)	(58.1)	35.6	27.0
Net increase (decrease) in cash and cash equivalents	—	(186.8)	—	5.1	—	(181.7)
Cash and equivalents, beginning of year	—	203.6	—	23.4	—	227.0
Cash and equivalents, end of year	$—	$16.8	$—	$28.5	$—	$45.3

Index

Condensed Statements of Cash Flows
Year Ended December 31, 2012

	AK Holding	AK Steel	Guarantor Subsidiaries of the Senior Notes	Other Non-Guarantor Subsidiaries	Eliminations	Consolidated Company
Net cash flows from operating activities	$(3.5)	$(360.0)	$57.3	$55.8	$(20.4)	$(270.8)
Cash flows from investing activities:
Capital investments	—	(38.3)	(1.7)	(24.1)	—	(64.1)
Investments in acquired businesses	—	—	—	(60.6)	—	(60.6)
Other investing items, net	—	6.7	0.2	(0.8)	—	6.1
Net cash flows from investing activities	—	(31.6)	(1.5)	(85.5)	—	(118.6)
Cash flows from financing activities:
Net borrowings (repayments) under credit facility	—	(250.0)	—	—	—	(250.0)
Proceeds from issuance of long-term debt	—	873.3	—	—	—	873.3
Redemption of long-term debt	—	(74.0)	—	—	—	(74.0)
Proceeds from issuance of common stock	96.4	—	—	—	—	96.4
Debt issuance costs	—	(22.3)	—	—	—	(22.3)
Common stock dividends paid	(11.0)	—	—	—	—	(11.0)
Inter-company activity	(80.2)	48.8	(55.8)	66.8	20.4	—
SunCoke Middletown advances from (distributions to) noncontrolling interest owners	—	—	—	(36.6)	—	(36.6)
Other financing items, net	(1.7)	(0.5)	—	0.8	—	(1.4)
Net cash flows from financing activities	3.5	575.3	(55.8)	31.0	20.4	574.4
Net increase (decrease) in cash and cash equivalents	—	183.7	—	1.3	—	185.0
Cash and equivalents, beginning of year	—	19.9	—	22.1	—	42.0
Cash and equivalents, end of year	$—	$203.6	$—	$23.4	$—	$227.0

Index

Condensed Statements of Cash Flows
Year Ended December 31, 2011

	AK Holding	AK Steel	Guarantor Subsidiaries of the Senior Notes	Other Non-Guarantor Subsidiaries	Eliminations	Consolidated Company
Net cash flows from operating activities	$(1.7)	$(216.9)	$42.5	$(2.8)	$(1.6)	$(180.5)
Cash flows from investing activities:
Capital investments	—	(98.9)	(1.1)	(196.1)	—	(296.1)
Investments in acquired businesses	—	—	—	(125.4)	—	(125.4)
Other investing items, net	—	1.4	(0.1)	—	—	1.3
Net cash flows from investing activities	—	(97.5)	(1.2)	(321.5)	—	(420.2)
Cash flows from financing activities:
Net borrowings (repayments) under credit facility	—	250.0	—	—	—	250.0
Redemption of long-term debt	—	(0.7)	—	—	—	(0.7)
Debt issuance costs	—	(10.1)	—	—	—	(10.1)
Common stock dividends paid	(22.0)	—	—	—	—	(22.0)
Inter-company activity	25.0	(106.4)	(41.4)	121.2	1.6	—
SunCoke Middletown advances from (distributions to) noncontrolling interest owners	—	—	—	210.7	—	210.7
Other financing items, net	(1.3)	0.1	—	(0.8)	—	(2.0)
Net cash flows from financing activities	1.7	132.9	(41.4)	331.1	1.6	425.9
Net increase (decrease) in cash and cash equivalents	—	(181.5)	(0.1)	6.8	—	(174.8)
Cash and equivalents, beginning of year	—	201.4	0.1	15.3	—	216.8
Cash and equivalents, end of year	$—	$19.9	$—	$22.1	$—	$42.0